Exhibit 10.5

Confidential Treatment Requested

Confidential portions of this document have been redacted and have been separately filed with the Commission

EXECUTION COPY

ELEVEN FAN PIER BOULEVARD LLC

AND

VERTEX PHARMACEUTICALS INCORPORATED

LEASE FOR 11 FAN PIER BOULEVARD (PARCEL B — FAN PIER)

BOSTON, MASSACHUSETTS

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

ELEVEN FAN PIER BOULEVARD LLC

AND

VERTEX PHARMACEUTICALS INCORPORATED

LEASE FOR 11 FAN PIER BOULEVARD (PARCEL B — FAN PIER)
BOSTON, MASSACHUSETTS

TABLE OF CONTENTS

ARTICLE 1.	BASIC TERMS	1

1.01.	Date of Lease:	1
1.02.	Landlord:	1
1.03.	Tenant:	1
1.04.	Address of Property:	1
1.05.	Building, Property and Project:	1
1.06.	Premises:	2
1.07.	Tenant’s Pro Rata Share:	2
1.08.	Term:	2
1.09.	Commencement Date:	3
1.10.	Permitted Uses:	3
1.11.	Broker(s):	4
1.12.	Management Company:	4
1.13.	Security Deposit:	4
1.14.	Parking Access Devices:	4
1.15.	Base Rent:	4
1.16.	Additional Rent:	5
1.17.	Expenses Paid Directly by Tenant:	5
1.18.	Original Address of Landlord for Notices:	5
1.19.	Original Address of Tenant for Notices:	6
1.20.	Finish Work:	6
1.21.	Finish Work Allowance:	6
1.22.	Exhibits:	6

i

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

ARTICLE 2.	PREMISES AND APPURTENANT RIGHTS	8

2.01.	Lease of Premises; Appurtenant Rights	8

ARTICLE 3.	LEASE TERM	14

3.01.	Lease Term; Delay in Commencement	14
3.02.	Hold Over	16
3.03.	Right to Extend	17

ARTICLE 4.	RENT	19

4.01.	Base Rent	19
4.02.	Additional Rent	19
4.03.	Late Charge	21
4.04.	Interest	21
4.05.	Method of Payment	21
4.06.	Audit	22
4.07.	Phasing	23

ARTICLE 5.	TAXES	24

5.01.	Taxes	24
5.02.	Definition of “Taxes”	24
5.03.	Personal Property Taxes	25

ARTICLE 6.	UTILITIES	25

6.01.	Utilities	25

ARTICLE 7.	INSURANCE	27

7.01.	Coverage	27
7.02.	Action Increasing Rates	28
7.03.	Waiver of Subrogation	29
7.04.	Landlord’s Insurance	30

ARTICLE 8.	OPERATING EXPENSES	30

8.01.	Operating Expenses	30

ARTICLE 9.	USE OF PREMISES	33

9.01.	Permitted Uses	33
9.02.	Indemnification	33
9.03.	Compliance With Legal Requirements	34
9.04.	Hazardous Substances	35

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

9.05.	Signs and Auctions	37
9.06.	Landlord’s Access	38
9.07.	Security	39

ARTICLE 10.	CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY	40

10.01.	Condition of Premises and Property	40
10.02.	Exemption and Limitation of Liability	40
10.03.	Landlord’s Obligations	41
10.04.	Tenant’s Obligations	43
10.05.	Tenant Work	44
10.06.	Condition upon Termination	48
10.07.	Decommissioning of the Premises	49

ARTICLE 11.	ROOFTOP LICENSE; ANTENNAS	50

11.01.	Rooftop License	50
11.02.	Installation and Maintenance of Rooftop Equipment	50
11.03.	Interference by Rooftop Equipment	51
11.04.	Relocation of Rooftop Equipment	52

ARTICLE 12.	DAMAGE OR DESTRUCTION; CONDEMNATION	52

12.01.	Damage or Destruction of Premises	52
12.02.	Eminent Domain	54

ARTICLE 13.	ASSIGNMENT AND SUBLETTING	55

13.01.	Landlord’s Consent Required	55
13.02.	Landlord’s Consent	56
13.03.	No Release	58
13.04.	[***]	58
13.05.	[***]	59

ARTICLE 14.	EVENTS OF DEFAULT AND REMEDIES	60

14.01.	Covenants and Conditions	60
14.02.	Events of Default	60
14.03.	Remedies for Default	60

ARTICLE 15.	PROTECTION OF LENDERS	63

15.01.	Subordination and Superiority of Lease	63
15.02.	Attornment	64

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

15.03.	Rent Assignment	65
15.04.	Other Instruments	65
15.05.	Estoppel Certificates	65

ARTICLE 16.	MISCELLANEOUS PROVISIONS	66

16.01.	Landlord’s Consent Fees	66
16.02.	Notice of Landlord’s Default	66
16.03.	Quiet Enjoyment	66
16.04.	Cooperation With Accounting	66
16.05.	Notices	67
16.06.	No Recordation	67
16.07.	Corporate Authority	67
16.08.	Joint and Several Liability	67
16.09.	Force Majeure	67
16.10.	Limitation of Warranties	68
16.11.	No Other Brokers	68
16.12.	Applicable Law and Construction	68
16.13.	Construction on the Property or Adjacent Property	69
16.14.	Confidentiality of Information	70
16.15.	Equal Employment Opportunity	70

ARTICLE 17.	SECURITY DEPOSIT	71

17.01.	Letter of Credit	71
17.02.	Letter of Credit Pledge	72
17.03.	Transfer of Security Deposit	72
17.04.	Release of the Security Deposit	72
17.05.	Reporting Obligations	72

ARTICLE 18.	GOVERNMENT INCENTIVES	73

18.01.	Government Incentives	73

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

INDEX OF DEFINED TERMS

—A—

AAA	23
Additional Rent	128
Agency	73
Alternative Extension Term	17
Applicable Preclusion Period	57
Arbitrator	19
Audit Period	22

—B—

BMBL	35
Building	1
Building B	13
Building B Lease	13
Building E	17
Building E Lease	17

—C—

Common Areas and Facilities	8
Comparable Properties	18
Confidential Information	70
Construction Documents	45
control	56
Core Building Systems	45

—D—

Decision Date	18
Decision Notice	18
Declaration	12
Default Rate	21
DEP	12
Development Plan	3
DHHS	35

—E—

Environmental Incidents	36
Environmental Insurance	30
Environmental Law	35
Environmental Reports	36
Estimated Commencement Date	3
Event of Default	60
Existing Mortgage	63
Extension Term	18

—F—

Final Application	74
Final Commencement Date	3
Financial Standards	71
First Extension Term	17
Force Majeure	68

v

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

FPOC	12

—H—

Hazardous Substances	35

—I—

I3 Amount	74
I3 Program	73
Indemnitees	33

—L—

Lease	94
LEED	47
Legal Requirement	34
Legal Requirements	34
Letter of Credit	71
Letter of Credit Pledgee	72
Limited Parking Period	12

—M—

Market Rent	18
Material Service Interruption	27
Measurement Standard	12
MIP grant	74

—O—

Occurrences	37
Operating Costs	20
Operating Expenses	30

—P—

Parking Agreement	10
Parking Garage	11
Percentage Share	31
Permitted Transfer	55
Preliminary Application	73
Premises	2
Profits	58
Project	1
Project Document	13
Project Documents	13
Property	1

—R—

Related Entity	56
Reletting Expenses	61
Rent	19
Restricted Parking Rate	12
Rooftop Agreement	51
Rooftop Equipment	50
Rules and Regulations	33

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

—S—

Secretary	73
Security Plan	39
Service Contracts	43
Service Interruption	26
Service Interruption Notice	26
Storage Space	4
Succession Election Notice	64
Successor	64
Successor Entity	55

—T—

Taxes	24
Tenant Contractor	46
Tenant Environmental Incident	36
Tenant Parties	27
Tenant Party	27
Tenant Property	25
Tenant Shortfall	74
Tenant Supported Bonds	74
Tenant Work	44
Tenant Work Threshold Amount	45
Tenant’s Architect	46
Tenant’s Audit Notice	22
Tenant’s Damages	14
Tenant’s Existing Leases	15
Term	22
Third Arbitrator	19
Total Operating Costs	20
Transfer	55
Transfer Expenses	58
Transferee	55

—U—

Utility Service	25
Utility Service Provider	26
Utility Services	25
Utility Switching Points	26

Confidential Treatment Requested

Confidential portions of this document have been redacted and have been separately filed with the Commission

VERTEX PHARMACEUTICALS INCORPORATED

LEASE FOR PARCEL B — FAN PIER
BOSTON, MASSACHUSETTS

ARTICLE 1.

BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.01.	Date of Lease:	May 5, 2011

1.02.	Landlord:	Eleven Fan Pier Boulevard LLC, a Delaware limited liability company

1.03.	Tenant:	Vertex Pharmaceuticals Incorporated, a Massachusetts corporation

1.04.	Address of Property:	Parcel B, Fan Pier, Boston, MA, subject to the provisions of Section 2.01(c)

1.05.	Building, Property and Project:

The 16-story building to be constructed by Landlord and containing, upon completion, approximately [***] rentable square feet (the “Building”) in the City of Boston, Massachusetts, located on a parcel of land described in Exhibit 1.05 attached hereto and known as Parcel B, Fan Pier, Boston, Massachusetts (the Building and such parcel of land hereinafter being collectively referred to as the “Property”). The Property is part of a phased development located in the South Boston waterfront area of Boston, Massachusetts, currently consisting of nine (9) lettered parcels to be developed separately with up to nine (9) new buildings, projected to have an aggregate of approximately [***] square feet of gross floor area dedicated to a mixture of office, laboratory, residential, hotel, retail, civic/cultural uses, accessory parking spaces and maritime uses, together with access roads and landscaped open spaces (as such area is improved from time to time, the “Project”)

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

1.06.	Premises:

Approximately [***] rentable square feet, consisting of all of the second through the sixteenth floors of the Building (including a mechanical floor), the Pedestrian Bridge (as defined in Section 2.01(h)), a portion of the first floor of the Building, a two-story mechanical penthouse in the Building, and a portion of a 3-level below grade structure, all as further described on Exhibit 1.06 (the “Premises”), based on a modified ANSI/BOMA Z65.1- 1996 method of measurement and as conclusively agreed to by the parties as set forth in Section 2.01(e).

1.07.	Tenant’s Pro Rata Share:	[***]

1.08.	Term:

	Initial Term:	The period commencing on the Commencement Date and expiring on the last day of the fifteenth (15th) Lease Year, determined as set forth in the definition of “Lease Year,” below.

	Extension Term:	One (1) additional term of ten (10) years, as further described in, and subject to the provisions of, Section 3.03.

Lease Year:

The first (lst) Lease Year begins on the first Commencement Date to occur and ends on the last day of the twelfth full calendar month after the Final Commencement Date. Each subsequent Lease Year ends twelve months after the preceding one, provided, however, that the fifteenth (15th) Lease Year shall end on the later to occur of (i) the last day of the twelfth month after the fourteenth (14th) Lease Year or (ii) if the Building A Lease (as defined in Section 2.01(g), below) Final Commencement Date (as defined therein) occurs after the Final Commencement Date hereunder, the expiration date of the initial term of the Building A Lease (meaning and intending that the Building A Lease and this Lease be coterminous). The parties acknowledge that the first (lst) Lease Year and the fifteenth (15th) Lease Year each may consist of more than 12 months.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

1.09.	Commencement Date:

The earlier of (i) the date Tenant has occupied any portion of the Premises for the conduct of its business, as opposed to occupying any portion of the Premises for the installation of the FF&E Work, as defined in Section 4 of Exhibit 10.03, or (ii) the Substantial Completion Date (as defined in Section 12.01 of Exhibit 10.03). Pursuant to Section 4.07 of this Lease, the Commencement Date may occur in one or more Phases. The Commencement Date shall be determined separately for each Phase and Rent shall be pro-rated based on the ratio of occupied floors to total floors of the Premises (excluding mechanical floors and penthouses in each case) to reflect Tenant’s partial occupancy of the Premises until such time as the Commencement Date occurs with respect to the entire Premises. The Commencement Date upon which the remainder of the Premises is delivered to Tenant shall constitute the “Final Commencement Date”.

The “Estimated Commencement Date” shall mean the date that is 30 months from the issuance of the first building permit for any portion of the Building.

1.10.	Permitted Uses:

Office Uses and Research Center Uses as defined in and limited by the Development Plan for the Fan Pier Development, Planned Development Area #54 approved by the Boston Redevelopment Authority on November 14, 2001, and adopted by the Boston Zoning Commission on February 27, 2002, effective February 28, 2001, as amended by First Amendment to the Development Plan for the Fan Pier Development, Planned Development Area #54 approved by the Boston Redevelopment Authority on December 20, 2007, and adopted by the Boston Zoning Commission on January 30, 2008, effective January 30, 2008 (collectively, the “Development Plan”), and customary uses accessory to Office Uses and Research Center Uses as permitted under the Development Plan. Use of the mechanical penthouse, mechanical rooms, the mechanical floor, telephone closets, storage areas, and similar accessory areas of the Premises constructed as part of the Base Building Work, as defined in Exhibit 10.03, to the extent each are included within the Premises, shall be further limited to the purposes for

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

which they have been constructed.

1.11.	Broker(s):	CB Richard Ellis — N.E. Partners, LP

1.12.	Management Company:	Fallon Management Company LLC c/o The Fallon Company LLC One Marina Park Drive Boston, Massachusetts 02210 Attn: Joseph F. Fallon

1.13.	Security Deposit:	$[***], if, as and when required pursuant to the terms of Article 17.

1.14.	Parking Access Devices:	[***], subject to the provisions of Section 2.01(d). [***].

1.15.	Base Rent:

Initial Term:

From and after the Commencement Date through the end of the fifth (5th) Lease Year, [***] per annum ([***] per rentable square foot for [***] rentable square feet of the Premises and [***] per rentable square foot for [***] rentable square feet of the Premises designated as storage space on Exhibit 1.06 (the “Storage Space”)), [***].

From and after the first (1st) day of the sixth (6th) Lease Year through the end of the tenth (10th) Lease Year, [***] per annum ([***] per rentable square foot for [***] rentable square feet of the Premises and [***] per rentable square foot for the Storage Space).

From and after the first (1st) day of the eleventh (11th) Lease Year through the end of the Initial Term, [***] per annum ([***] per rentable square foot for [***] rentable square feet of the Premises and [***] per rentable square foot for the Storage Space ).

	Extension Terms:	Base Rent shall be [***] of the Market Rent, as determined pursuant to Section 3.03.

1.16.	Additional Rent:	All amounts payable by Tenant under this Lease other than Base Rent, including without limitation:
(i) Tenant’s Pro Rata Share of Taxes (Article 5);
(ii) Utility expenses for the Premises under

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Article 6 to the extent paid by or to Landlord;
(iii) Tenant’s Pro Rata Share of Operating Expenses (Article 8) (see Section 4.02);

(iv) Payment of the parking contract amounts due pursuant to Section 2.01(d).

1.17.	Expenses Paid Directly by Tenant:	All utilities (except as set forth in Article 6) and services to the Premises.

1.18.	Original Address of Landlord for Notices:	Eleven Fan Pier Boulevard LLC c/o The Fallon Company LLC One Marina Park Drive Boston, Massachusetts 02210 Attn: Joseph F. Fallon

and: Cornerstone Real Estate Advisers LLC 180 Glastonbury Boulevard, Suite 200 Glastonbury, Connecticut 06033 Attn: Linda Houston

With a copy to: DLA Piper LLP (US) 33 Arch Street Boston, MA 02110 Attn: John E. Rattigan, Esquire

With a copy to: Day Pitney LLP 242 Trumbull Street Hartford, CT 06103 Attn: James A. McGraw, Esquire

1.19.	Original Address of Tenant for Notices:	Vertex Pharmaceuticals Incorporated 130 Waverly Street Cambridge, Massachusetts 02139 Attn: Alfred Vaz With a copy to: Bowditch & Dewey, LLP 175 Crossing Boulevard Suite 500

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Framingham, MA 01702 Attn: Paul C. Bauer, Esquire

1.20.	Finish Work:	All to be designed and constructed by Landlord, pursuant to Tenant’s Program, as further set forth in Section 10.03 and Exhibit 10.03.

1.21.	Finish Work Allowance:	[***] (calculated on the basis of [***] per rentable square foot times [***] rentable square feet plus [***], subject to adjustment pursuant to Article 18.

1.22.	Exhibits:	Exhibit 1.05:	Property
		Exhibit 1.06:	Premises
		Exhibit 2.01(e):	Measurement Standard
		Exhibit 2.01(f):	Permitted Encumbrances
		Exhibit 2.01(g):	Schedule of Reimbursable Expenditures
		Exhibit 3.01(a):	Form of Confirmation of Commencement Date
		Exhibit 3.01(b):	Tenant’s Existing Lease Terms
		Exhibit 3.03(b)	Parcels A and E Description
		Exhibit 9.01:	Rules and Regulations
		Exhibit 9.04:	Environmental Reports
		Exhibit 9.05:	Retail Signage
		Exhibit 10.03:	Work Letter
		Exhibit 10.05(b):	Construction Documents
		Exhibit 10.05(c):	Tenant Work Insurance Schedule
		Exhibit 10.06:	Items That Must Remain On the Premises
		Exhibit 15.01:	Form of Lender’s Subordination, Nondisturbance and Attornment Agreement
		Exhibit 17.01:	Form of Letter of Credit
		Exhibit 18.01(f):	Alternate Economic Benefit Standards

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

ARTICLE 2.

PREMISES AND APPURTENANT RIGHTS

2.01.                     Lease of Premises; Appurtenant Rights.  Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term.  Tenant shall be permitted access to the Building, the Premises and the Parking Garage on a 24 hour per day, 7 day per week basis, subject to the Rules and Regulations, Force Majeure (as hereinafter defined) and Landlord’s reasonable security measures.

(a)                                  Exclusions.  The Premises exclude Common Areas and Facilities of the Property, as defined in Section 2.01(b), and exterior walls, the roof, the stairways and stairwells to the Parking Garage, the portion of the Building identified as “future retail tenants” on Exhibit 1.06, retail loading dock, and pipes, ducts, conduits, wires and appurtenant fixtures located within the Premises but serving other parts of the Property (exclusively or in common).  If the Premises include less than the entire rentable area of any floor from time to time, then the Premises also exclude the common corridors, lobbies, elevator lobby, and lavatories located on such floor.

(b)                                 Appurtenant Rights.  Tenant shall have, as appurtenant to the Premises, rights, in common with others (subject to the Rules and Regulations), to use the Common Areas and Facilities of the Property, to contracts for parking set out in Section 2.01(d), to the signage rights as set out in Section 9.05, and to use the rooftop as set out in Article 11.  As used herein, “Common Areas and Facilities” is defined as (i) the common stairways and access ways, lobbies, hallways, entrances, stairs, elevators and any passageways thereto, other areas or facilities within the Building for the general use, convenience and benefit of Tenant and other tenants and occupants of the Building and the common pipes, ducts, conduits, wires, telephone and electrical closets (except on floors leased entirely by Tenant), and appurtenant equipment serving the Premises;  (ii) the common exterior walkways located on the Property and associated with the Building, and (iii) any other common areas and facilities from time to time designated as such by Landlord (provided that no areas initially designated as part of the Premises on Exhibit 1.06 may be designated as a common area).

(c)                                  Reservations.  In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable (except in emergency) interference with Tenant’s rights hereunder, including without limitation Tenant’s use of and access to the Premises:  (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property, provided, however, such installation, reconstruction or relocation shall not materially reduce the usable floor area of the Premises (other than a temporary reduction to accommodate installation, repair, replacement, maintenance and relocation) without the consent of Tenant, which may be granted or withheld in Tenant’s sole discretion and if granted, the Base Rent and Tenant’s Pro Rata Share shall be proportionately reduced; (ii) to alter or relocate any portion of the Common Areas and Facilities, including the lobbies and entrances (provided that (A) Tenant’s rights under this Lease are not adversely affected in any material respect and (B) with respect to any relocation of the lobby or entrance to the Building or the Premises, other

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

than a temporary relocation to accommodate required work, any such relocation shall be subject to Tenant written approval, in Tenant’s sole discretion), (iii) to grant easements and other rights with respect to the Property, provided such grants do not materially and adversely affect Tenant’s rights under this Lease, and (iv) to change the street address of the Property prior to the date that Landlord commences the Finish Work (and, thereafter, with Tenant’s written consent, not to be unreasonably withheld, conditioned or delayed).  Installations, replacements and relocations within the Premises referred to in clause (i) shall be located as far as practicable in the core areas of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises and Landlord shall minimize the disruption to the Tenant to the degree reasonably practicable.

For the purposes of separately owning and/or financing the portions of the Building comprising retail space and/or the Parking Garage below the Building from the remainder of the Building, the Property may be subdivided into separate lots, submitted to a condominium regime or divided into separate leasehold lots by ground leases to permit such separate ownership and financing of portions of the Property, provided that (a) Tenant’s rights and obligations under this Lease shall not be diminished or negatively affected in anything more than a de minimis manner, (b) there shall not be material interference with (I) access to the Premises from Fan Pier Boulevard, (II) Tenant’s ability to otherwise use the number of parking spaces as provided under Section 2.01(d) below, or (III) the ability to use and occupy the Premises for the Permitted Uses, and (c) if the Property is submitted to a condominium regime, the entire Premises shall be contained within a single condominium unit.  In the event the Property, as originally defined herein, is subdivided, then the term “Property” shall be deemed to refer only to the portions of the parcel or parcels of land or air rights on which the Building is located and, at the request of either Landlord or Tenant, Exhibit 1.05 and any Notice of Lease recorded pursuant Section 16.06 shall be amended accordingly.  In the event the Property is submitted to a condominium regime, the Property shall be deemed to be the condominium unit in which the Premises are located (but any such condominium unit shall have the appurtenant rights to which Tenant expressly is entitled under this Lease) and, at the request of either Landlord or Tenant, Exhibit 1.05 and any Notice of Lease recorded pursuant Section 16.06 shall be amended accordingly.  Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing, so long as the same are not inconsistent with the rights of Tenant under this Lease and are otherwise reasonably acceptable to Tenant.  Without limiting the generality of the foregoing, such instruments may include a subordination of this Lease to a ground lease or documents creating a condominium on the Property, provided that in the case of a condominium Tenant’s rights under this Lease are not materially affected and that in the case of a ground lease Tenant shall receive a non-disturbance agreement reasonably acceptable to Tenant from any ground lessor having a priority interest over this Lease.  If the Property is subject to a condominium regime under this paragraph, then Landlord shall not exercise its right to vote as a member of the owner’s association of the condominium in a manner that materially and adversely affects Tenant’s rights under this Lease without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and, so long as Tenant is not in default of any of its payment obligations under this Lease, Landlord shall promptly pay all assessments against the condominium unit containing the Premises (which assessments shall be includable within Operating Costs) within the period required under the condominium

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

regime so that no liens for unpaid assessments attach to the Premises.  In the event of any failure by Landlord to pay condominium assessments for any reason (other than Tenant’s failure to pay Operating Costs) such that the condominium association commences an enforcement process against the condominium unit containing the Premises, Tenant shall have the right to pay such assessments directly (and shall provide evidence of such payments to Landlord) and Tenant may offset such expenditures against the next payment or payments of Additional Rent under this Lease.  Following any such event, to the extent permissible under law, the condominium documents shall either be revised to provide for provision of copies of any notice of default to Tenant or Landlord shall otherwise require the condominium association to copy Tenant as a notice party in addition to Landlord, and thereafter copies of invoices for condominium assessments or other material notices that Landlord receives from the condominium association shall be delivered to Tenant and Landlord.  Landlord shall promptly provide Tenant with copies of any notice of nonpayment of condominium assessments (provided that Landlord shall not be in default of this sentence if such amounts are paid by Landlord prior to the exercise of any remedies against the condominium unit containing the Premises).

(d)                                 Parking. During the Term, Landlord shall cause the Parking Garage operator to enter into contracts with Tenant for the number of parking access devices set forth in Section 1.14, permitting the parking of such number of vehicles in unreserved parking spaces in the Parking Garage.  In furtherance of such rights, Landlord has entered into and recorded that certain Garage Reciprocal Easement Agreement (the “Parking Agreement”) described on Exhibit 2.01(f).  Landlord covenants that it shall not grant any other tenant in the Building the right to park exclusively in the portion of the Parking Garage located beneath the Building unless such rights affect a de minimis number of parking spaces for the benefit of the retail tenants in the Building and Landlord offers comparable rights to Tenant.  The monthly rate to be paid by Tenant and its employees under such contracts shall be the prevailing monthly parking rate charged by the Parking Garage operator at the Parking Garage (or surface parking, as applicable), which parking rate may change at any time and from time to time, as determined by such Parking Garage operator, [***].  Tenant shall have the right to provide Landlord with recommendations from time to time regarding the exercise of the Landlord’s rights to approve the parking garage operator under the Parking Agreement, and Landlord agrees that it shall not vote such rights in favor of employing any particular parking garage operator to which Tenant has bona fide, good faith objections as reasonably and previously described to Landlord in writing (Tenant acknowledging that the Parking Garage requires a parking operator and that Tenant shall reasonably cooperate with Landlord to identify viable recommended candidates for the parking operator position).  [***].

[***].

“Parking Garage”  shall collectively mean (i) the three (3) level subterranean parking garage located below the Building and constructed as part of the Base Building Work, and (ii) such other parking garages as may be constructed from time to time within the Project and subsequently made available to the Building under reciprocal easement agreements, operating agreements or other such agreements now or hereafter in effect.  Payments under

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

the parking contracts shall constitute Additional Rent for purposes of this Lease.  Payments under this Section shall be made directly to the Parking Garage or applicable parking operator in accordance with the provisions of the parking contracts.  Without limiting Landlord’s other remedies under this Lease, if Tenant shall fail to pay the amounts due under any parking contract for more than ten (10) days after notice of such failure given by Landlord or the applicable parking operator, or if Tenant shall cease to contract for any access device for more than 60 consecutive days, or if Tenant relinquishes in any manner any parking contract(s), then Landlord may permanently terminate Tenant’s rights to the applicable number of access devices immediately upon notice by Landlord to Tenant (such terminations, if any, to be applied first to parking contracts for surface parking hereunder and then to parking contracts in the Parking Garage).  Tenant may irrevocably relinquish any such parking contract(s) on 30 days’ prior written notice to Landlord (in which event the number of parking access devices specified in Section 1.14 shall be deemed to have been reduced accordingly).  If Landlord shall fail to provide any or all of the parking spaces for Tenant parking hereunder other than due to (i) temporary interruptions of not more than one (1) business day, (ii) the operation of the South Boston Parking Freeze Regulations as set forth in the following paragraph or (iii) Tenant’s default as specified in the preceding sentence, then Tenant shall not be required to make payments under the parking contracts for such parking spaces during the period in which such parking spaces are unavailable.  The Parking Garage operator’s failure to provide the Parking Spaces to Tenant, other than in the event of a temporary closure of the Parking Garage due to casualty, governmental action or other cause beyond Landlord’s and such Parking Garage operator’s reasonable control, or as otherwise permitted hereunder, shall constitute a default by Landlord hereunder, subject to applicable notice and cure periods.

Tenant acknowledges that the Parking Garage and any such surface parking areas are subject to the provisions of the South Boston Parking Freeze Regulations and to one or more Parking Freeze Permits issued thereunder by the City of Boston Air Pollution Control Commission, which regulations and permits require that 20% of the total parking supply in the Parking Garage be set aside for Off-Peak use, and not be available weekdays between 7:30 a.m. and 9:30 a.m.  Tenant acknowledges that the administration of such requirement may from time to time limit the ability of certain of the parking access device holders to enter the Parking Garage or the surface parking areas between 7:30 a.m. and 9:30 a.m. (the “Limited Parking Period”).  [***].

Tenant’s rights under this Section 2.01(d) shall not be assigned or sublicensed except in connection with an assignment or sublease permitted under Article 13.

(e)                                  Measurement.  The parties acknowledge and agree that the square footages set forth herein have been conclusively determined pursuant to a modified ANSI/BOMA Z65.1-1996 method of measurement for useable space in office buildings and consistent as set forth on Exhibit 2.01(e) attached (the “Measurement Standard”).

(f)                                    Matters to Which Lease is Subject.  This Lease, and Tenant’s rights hereunder, are subject and subordinate to the matters listed on Exhibit 2.01(f) and all Legal Requirements, including, without limitation: (i) that certain Declaration of Covenants, Easements and Restrictions by and between Fan Pier Development LLC, a Delaware limited

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

liability company, and Fan Pier Owners Corporation, a Massachusetts corporation (“FPOC”), dated January 31, 2008 and recorded with the Suffolk County Registry of Deeds in Book 43059, Page 1, as amended by that certain First Amendment dated as of the date hereof, to be recorded in the Suffolk County Registry of Deeds, as the same may be further amended from time to time (the “Declaration” ), and any rules or regulations promulgated by or on behalf of the “Developer” or “FPOC” under the Declaration, whether recorded or unrecorded, to the extent of and in accordance with the provisions of the next succeeding sentence, (ii) Consolidated Written Determination dated June 28, 2002 (final decision dated November 21, 2002) issued by issued by the Massachusetts Department of Environmental Protection (“DEP” ) for the Fan Pier Project, as extended by letter from DEP dated April 18, 2007, and the Chapter 91 license for the Building to be issued by DEP, and Chapter 91 License No. 11907 issued by DEP for all of the public realm areas of the Fan Pier Project, recorded with the Suffolk Registry of Deeds in Book 42568, Page 89; (iii) the Development Plan, and (iv) all agreements with the BRA or the City of Boston relating to the Building or the Project (collectively, and as may be amended or supplemented from time to time, the “Project Documents,”  and each individually a “Project Document” ).  There are no existing rules or regulations promulgated under the Declaration as of the date of this Lease and Landlord shall not promulgate such rules or regulations nor enter into an amendment to the Declaration nor shall Landlord enter into any new Project Document or any amendment, termination, cancellation, revision or modification to an existing Project Document that materially, adversely affects Tenant’s rights or privileges under this Lease without the written consent of Tenant, which consent may be granted or withheld in Tenant’s sole discretion.  Landlord shall not be liable to Tenant for any injury, loss, costs, expenses, liabilities, claims or damage (including attorneys’ fees and disbursements) to any person or property arising from or in any related to the proper exercise of the rights of the Developer or FPOC under the Declaration.  Tenant shall cooperate with Landlord as reasonably requested from to time to time in order to permit Landlord or its affiliates to meet reporting requirements under the Project Documents, including without limitation under the Transportation Access Plan Agreement for the Project or the Building, as they may be amended.

(g)                                 Lease Contingency.  Simultaneously with the execution of this Lease, Tenant and an affiliate of Landlord (“Building A Landlord”) are entering into a lease for a building to be constructed on Parcel A of the Project (such building to be referred to as “Building A”, as such Parcel A is more particularly described on Exhibit 3.03(b), attached, and any such lease of Building A to be referred to as the “Building A Lease”).  This Lease and the Building A Lease (together, the “Leases”) are each contingent upon the issuance of an “approval letter” by the Federal Drug Administration (the “FDA”) of Tenant’s new drug application for telaprevir as a so-called “listed drug”, as such terms are defined in 21 C.F.R 314.3 (the “Telaprevir Approval”).  If the Telaprevir Approval is not issued by the FDA, or the FDA issues a written refusal to approve telaprevir, on or before December 31, 2011, then this Lease shall terminate and be of no further force and effect as of December 31, 2011 except for the obligations that expressly survive the termination hereof.

[***].

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

[***].

(h)                                 Pedestrian Bridge.  As part of the Base Building Work, Landlord shall cause the construction of the pedestrian bridge from the Premises to Building A as shown on the Base Building Work Plans.  Such pedestrian bridge (the “Pedestrian Bridge”) shall be considered part of the Premises, and shall be subject to the appurtenant rights of Tenant as tenant under the Building A Lease as set forth therein.  The Pedestrian Bridge shall be enclosed and shall be not more than two stories in height and shall be used solely for passage of pedestrians and materials between buildings, rather than the Permitted Use generally.  No sign, banner, logo or other communication may be displayed externally from the Pedestrian Bridge.  Maintenance of the Pedestrian Bridge shall be allocated between Landlord and Tenant consistent with the allocation herein with respect to other elements of the Building.

ARTICLE 3.
LEASE TERM

3.01.                     Lease Term; Delay in Commencement.

(a)                                  The Initial Term of this Lease is set forth in Article 1.  Following each Commencement Date, Landlord and Tenant shall enter into a recordable instrument confirming the occurrence of the applicable Commencement Date in the form of Exhibit 3.01(a), attached (provided, however, that the failure to enter into such instrument shall not be deemed to delay the occurrence of the applicable Commencement Date).

(b)                                 Landlord shall endeavor in good faith to Substantially Complete (as defined in Exhibit 10.03) the Landlord Work (as defined in Exhibit 10.03) such that the Final Commencement Date will occur on or before the Estimated Commencement Date, subject to extension for Force Majeure and Tenant Delays (as defined in Exhibit 10.03).  If the Final Commencement Date has not occurred by the Estimated Commencement Date, as extended by Tenant Delay (but not for Force Majeure), then, as Tenant’s sole remedy at law or equity (except as provided in Sections 3.01(c), below), Tenant shall receive a credit against Base Rent in an amount equal to Tenant’s Damages.  “Tenant’s Damages” shall mean [***].  Responsibility for Tenant’s Damages shall be allocated between the Landlord and the Building A Landlord pursuant to this Section 3.01(b) and Section 3.01(b) of the Building A Lease in proportion to the respective rentable square feet of the premises under such leases.  [***].

(c)                                  Tenant shall have the right to terminate this Lease in accordance with the provisions of this Subsection 3.01(c) if any of the following milestones are not met:  (i) if Landlord has not closed a construction loan to finance construction of the Building on or before the later of (A) the date Tenant delivers to Landlord the Security Deposit if any to the extent required pursuant to Section 17.01, or (B) the date that is ninety (90) days following the Telaprevir Approval for any reason (including without limitation Force Majeure) other than Tenant Delays; (ii) a building permit is not issued for the Building on or before the later of (A) the date Tenant delivers to Landlord the Security Deposit if and to the extent required pursuant to Section 17.01, or (B) the date that is ninety (90) days following the Telaprevir Approval for any reason (including without limitation Force Majeure) other than Tenant

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Delays (clauses (i) and (ii) above, the “Building B Initial Construction Milestones”); or (iii) the Building A Landlord does not meet all the Building A Initial Construction Milestones, as defined in the Building A Lease.  In the event that any of the foregoing milestones are not met, then Tenant may terminate this Lease upon thirty (30) days’ prior written notice (provided that such termination will not take effect if the construction loan closing, issuance of a building permit and compliance with the Building A Initial Construction Milestones, to the extent any such milestone had not been met prior to the Tenant’s termination notice hereunder, occurs within such 30 day period), as Tenant’s sole remedy at law or equity.  In the event Tenant terminates this Lease pursuant to the provisions of this Subsection 3.01(c), Tenant shall terminate the Building A Lease and that certain lease (the “Building F Lease”) by and between Tenant and an affiliate of Landlord dated as of the date hereof with respect to the building known as One Marina Park Drive and located on Parcel F (as described in Exhibit 3.03(b)).  Notwithstanding anything to the contrary in this Lease, Landlord shall have no obligation to apply for a building permit or to commence construction of the Landlord Work prior to the date of Telaprevir Approval.  To advance the Final Completion Date, Tenant may elect by written notice (the “Acceleration Notice”) to Landlord to cause Landlord to apply for the building permit prior to Telaprevir Approval by agreeing in such notice to include 100% of the cost of the building permit for the Building as a Reimbursable Expenditure and increase the cap on Reimbursable Expenditures by an equivalent amount; provided, however, that such notice shall only have force and effect if Tenant simultaneously gives an Acceleration Notice to the landlord under the Building A Lease pursuant to Section 3.01(c) of the Building A Lease.

(d)                                 Intentionally Omitted.

(e)                                  The foregoing remedies are Tenant’s sole remedies in the event of a delay in the construction of the Landlord Work, except that if construction of the Landlord Work is materially abandoned for a period of (x) at least ninety (90) consecutive days or (y) at least ninety (90) days in any one-hundred twenty (120) day period, in each case after excavation for the Building foundation commences (for reasons other than Tenant Delays or Force Majeure), then Landlord shall be deemed to be in default under this Lease subject to Landlord’s right to notice and cure under Section 16.02 of this Lease, with a copy of any such default notice simultaneously being delivered to Landlord’s construction lender (the cessation of such abandonment within the period required by Section 16.02 being deemed to be a cure of such default).  Tenant’s sole remedies at law or equity for any default pursuant to the immediately preceding sentence beyond applicable notice and cure periods shall be (x) termination of this Lease by thirty (30) days’ prior written notice to Landlord if such default first arises prior to the time that either Landlord first commences the erection of structural steel for the Building or the Building A Landlord first commences the erection of structural steel for Building A, and/or (y) a claim for actual, direct damages.

3.02.                     Hold Over.  If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, then, without limiting Landlord’s other rights and remedies, the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay monthly rent (pro rated for such portion of

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

any partial month as Tenant shall remain in possession) at a rate equal to the higher of 125% for the first 30 days, and 150% thereafter, of (x) the Base Rent rate applicable during the last monthly period immediately preceding such expiration or termination or (y) the fair market rent for Base Rent (which shall be determined on a so-called “triple net” basis), in each case with all Additional Rent also payable as provided in this Lease.  The foregoing provisions shall not serve as permission for Tenant or anyone claiming by, through, or under Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises) and Landlord shall have the right at any time after the expiration or earlier termination of this Lease to enter and possess the Premises and remove all property and persons therefrom or to require Tenant to surrender possession of the Premises as provided in this Lease upon the expiration or earlier termination of the Term.  If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold harmless Landlord from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and attorneys’ fees.  No acceptance by Landlord of any Rent during or for any period following the expiration or termination of this Lease shall operate or be construed as an extension or renewal of this Lease.  Should Tenant remain in the Premises on a month-to-month basis with Landlord’s prior and express written approval, such month-to-month tenancy may be cancelled by either party with thirty (30) days’ prior written notice or such lesser time period as may be permitted by Law.  In any case, Tenant shall be liable to Landlord for all damages actually resulting from any failure by Tenant to vacate the Premises or any portion thereof when required hereunder.  The provisions of this Section 3.02 shall survive the termination or earlier expiration of this Lease.

3.03.                     Right to Extend.

(a)                                  First Extension Term.  This Lease may be extended for one (1) additional ten-year period (the “First Extension Term”) by unconditional written notice from Tenant to Landlord delivered at least twenty (20) months before the end of the Initial Term, time being of the essence.  If Tenant does not timely exercise this option, or if on the date of such notice or at the beginning of the First Extension Term an Event of Default is then continuing, then Tenant’s right to extend the Term pursuant to this Section 3.03(a) shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term.

(b)                                 Alternative Extension Term.  Simultaneously herewith, Tenant has entered into an agreement (the “Parcel E Agreement”) with an affiliate of Landlord for certain rights to lease a building that is contemplated for construction on Parcel E of the Project (such building to be referred to as “Building E”), as such Parcel E is more particularly described on Exhibit 3.03(b), attached.  If Tenant enters into a lease for Building E pursuant to the Parcel E Agreement (such lease of Building E to be referred to as the “Building E Lease”), then Tenant shall have the following additional extension option with respect to the Building: (a) if Tenant’s right to extend the term of the Building E Lease in compliance with the terms of the Parcel E Agreement has expired without exercise or has been waived, then Tenant may elect to extend the Term of this Lease for such period as will result in the Term of this Lease being coterminous with the term of the Building E Lease, or (b) if Tenant shall have exercised the First Extension Option, and Tenant has extended the term of the Building E

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Lease in compliance with its terms for a period of ten (10) years, then Tenant may elect to extend the First Extension Term of this Lease for such period as will result in the Term of this Lease being coterminous with the term of the Building E Lease, as so extended, in each case by unconditional written notice from Tenant delivered to Landlord at least twenty (20) months before the end of the Initial Term (with respect to option (a)) or the First Extension Term (with respect to option (b)), time being of the essence (either such extended term being referred to as the “Alternative Extension Term”).  If Tenant does not timely exercise the options set forth in this paragraph, or if on the date of such notice or at the beginning of the Alternative Extension Term an Event of Default is then continuing, Tenant’s right to extend pursuant to this Section 3.03(b) shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term or First Extension Term, as applicable.

All references to the Term shall mean the Initial Term as it may be extended by the First Extension Term and/or the Alternative Extension Term, if any (each, an “Extension Term”).  Each Extension Term shall be on all the same terms and conditions applied to the Initial Term (including without limitation the obligation to pay Additional Rent) except that the Base Rent for each Extension Term shall be as set forth below and Tenant shall have no further right to extend the term of this Lease except as expressly set forth in subparagraph (b), above.

(c)                                  Market Rent.  If Tenant gives Landlord timely notice of its intention to extend the then-current Term of this Lease, whether for the First Extension Term or the Alternative Extension Term, then at least nineteen (19) months before the end of the then-scheduled expiration Term, Landlord shall give Tenant written notice of the then applicable market rent for Tenant’s space, based on similar space in similar Class A office and laboratory buildings in the Seaport District or the Longwood Medical Area (excluding owner-occupied space) of the City of Boston, Massachusetts (such buildings, the “Comparable Properties,” and such rent, the “Market Rent”), taking into account all of the factors that a landlord and tenant would consider in negotiating an arms-length rent for a lease (including without limitation whether or not a brokerage fee is payable in connection therewith).  Base Rent for any Extension Term shall be established as [***] of the Market Rent.  Within thirty (30) days after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon, if the Tenant objects to such determination, the Market Rent shall be determined in the manner set forth below.  If Tenant does not notify Landlord within such thirty (30) day period of Tenant’s agreement with or objection to Landlord’s determination of the Market Rent, then the Market Rent for the applicable Extension Period shall be deemed to be Landlord’s determination of the Market Rent as set forth in the notice from Landlord described in this subsection and Tenant shall be irrevocably bound to lease the Premises for the applicable Extension Term.  In the event Tenant’s notice objects to such determination, from the date Tenant provides such notice through the date that is seventeen (17) months before the end of the then scheduled expiration Term (the “Decision Date”), Landlord and Tenant shall negotiate in an attempt to reach agreement on the Base Rent for the applicable Extension Period.  Prior to the Decision Date, Tenant shall send a notice rescinding its exercise of the right to extend or requesting arbitration pursuant to Section 3.03(d) below (a “Decision Notice”).  If Tenant fails to send

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

such Decision Notice prior to the Decision Date or sends a notice requesting arbitration pursuant to Section 3.03(d) below, then Tenant shall be irrevocably bound to lease the Premises for the applicable Extension Term and the Market Rent for such Extension Term shall be determined by arbitration in the manner set forth in Section 3.03(d).

(d)                                 Arbitration of Market Rent.  If Tenant notifies Landlord of Tenant’s objection to Landlord’s determination of Market Rent and sends a Decision Notice requesting arbitration under the preceding subsection, such Decision Notice shall also set forth a request for arbitration and Tenant’s appointment of an MAI appraiser having at least ten (10) years’ experience in the Class A office and laboratory leasing market in the Seaport District or the Longwood Medical Area of the City of Boston, Massachusetts, and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years (an “Arbitrator”).  Within five (5) days thereafter, Landlord shall by notice to Tenant appoint a second Arbitrator having such experience.  Each Arbitrator shall be advised to determine the Market Rent for the applicable Extension Term within thirty (30) days after Landlord’s appointment of the second Arbitrator.  On or before the expiration of such thirty-(30)-day period, the two Arbitrators shall confer to compare their respective determinations of the Market Rent.  If the difference between the amounts so determined by the two Arbitrators is less than or equal to ten percent (10%) of the lower of said amounts, then the final determination of the Market Rent shall be equal to the average of said amounts.  If such difference between said amounts is greater than ten percent (10%), then the two Arbitrators shall have ten (10) days thereafter to appoint a third Arbitrator (the “Third Arbitrator”), who shall be instructed to determine the Market Rent for the applicable Extension Term within ten (10) days after its appointment by selecting one of the amounts determined by the other two Arbitrators.  Each party shall bear the cost of the Arbitrator selected by such party.  The cost for the Third Arbitrator, if any, shall be shared equally by Landlord and Tenant.  Failure of the Arbitrators, singly or collectively, to complete this process within the time frame set forth (i) shall not terminate the Tenant’s exercise of the applicable Extension Term, or (ii) cause the arbitration process to end; the parties shall thereafter continue to work in good faith to conclude the arbitration process.

ARTICLE 4.
RENT

4.01.                     Base Rent.  On the Commencement Date and thereafter on the first day of each month during the Term, Tenant shall pay Landlord the monthly installment of Base Rent in the manner and as further provided in Section 4.05, below.  If the Commencement Date occurs in Phases, then Tenant shall be entitled to a credit against Base Rent due for the period (the “Early Access Period”) beginning with the first Commencement Date to occur and ending on the day immediately preceding the Final Commencement Date in the amount of any Phasing Premium actually paid by Tenant on account of Finish Work Changes for Phasing under the Work Letter (provided, however, that no such credit shall be due to Tenant from and after the Final Commencement Date, and in no event shall such credit be deemed to exceed the total Base Rent due with respect to the Early Access Period).

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

4.02.                     Additional Rent.

(a)                                  General.  “Additional Rent” has the meaning set forth in Section 1.16.  “Rent” means Base Rent and Additional Rent.  Landlord shall estimate in advance (i) all Taxes under Article 5, (ii) all utility costs (unless separately metered to or separately contracted for by Tenant) under Article 6, (iii) all insurance premiums to be paid by Landlord under Article 7, and (iv) all Operating Expenses under Section 8.01 (individually all such items in clauses (i) through (iv) being “Operating Costs” and collectively, “Total Operating Costs”) and, commencing on the Commencement Date Tenant shall pay one-twelfth of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with Base Rent.  Landlord shall provide Tenant with such estimate on or before the Commencement Date and on or before each subsequent December 1, for the next ensuing calendar year, during the term of the Lease.  Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs.  Such adjustments shall be effective as of the next Rent payment date after notice to Tenant.  On or before each December 1 following the Commencement Date, Landlord shall provide Tenant with a reasonably detailed statement of the Total Operating Costs paid or incurred by Landlord during the then-current fiscal year (including an estimate on an accrual basis for the period, if any, of such fiscal year following December 1) and Tenant’s Pro Rata Share of such expenses and shall provide Tenant with a final statement within 60 days after the end of each such fiscal year of the Property during the Term (Tenant acknowledging that any Operating Costs on account of the Declaration shall be reconciled separately following Landlord’s receipt of annual accountings thereunder during the term and need not be provided within such 60 day period, but Landlord shall endeavor to provide Tenant with a reconciliation statement for such charges as soon as reasonably practicable following receipt of the annual statement, or any permitted subsequent billing or adjustment, under the Declaration).  Within the next thirty (30) days following delivery of such statements, Tenant shall pay Landlord any underpayment, or Landlord shall credit against Additional Rent next due any overpayment, of Tenant’s Pro Rata Share of such Total Operating Costs.  If the Term expires or this Lease is terminated as of a date other than the last day of a fiscal year, Tenant’s payment of Additional Rent pursuant to this Section 4.02(a) for such partial fiscal year shall be based on Landlord’s best estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (a) thirty (30) days after Landlord delivers such estimate to Tenant or (b) the last day of the Term, with an appropriate payment or refund to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such fiscal year.  This Section 4.02(a) shall survive expiration or earlier termination of the Term.

This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, etc., certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses.  If Landlord pays any of these amounts in accordance with this Lease, Tenant shall reimburse such costs in full upon demand with the next monthly Rent payment.  Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on or before the date for the next monthly Rent payment.  In no event shall Landlord’s failure to demand payment of Additional Rent be deemed a waiver of Landlord’s right to such payment.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

(b)                                 Allocation of Certain Operating Costs.  If at any time during the Term, Landlord provides services only with respect to particular portions of the Building or incurs other Operating Costs allocable to particular portions of the Building, then such Operating Costs shall be charged entirely to those tenants, including Tenant, if applicable, of such portions, notwithstanding the provisions hereof referring to Tenant’s Pro Rata Share.  In furtherance of and not in limitation of the foregoing, if it is feasible to differentiate between Taxes allocable to (i) the retail portion of the Building and (ii) the Parking Garage, on the one hand, and Taxes allocable to the remainder of the Building, on the other hand, based on the records of the City of Boston assessors’ office, then Landlord shall allocate such Taxes accordingly such that the retail tenants shall pay 100% of the Taxes allocable to retail space, the Parking Garage owner shall pay 100% of the Taxes allocable to the Parking Garage, and Tenant shall pay 100% of the Taxes allocable to the remainder of the Building.  Landlord acknowledges that it shall use commercially reasonable efforts to have the retail portion of the Building and the Parking Garage assessed separately from the remainder of the Building for the purposes of facilitating the allocation set forth in the immediately preceding sentence (provided that nothing in this sentence shall require Landlord to subject the Building to a condominium or subdivision).

4.03.                     Late Charge.  Tenant acknowledges that if it pays Rent late, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly.  Such costs include processing and accounting charges, and late charges that may be imposed on Landlord by any mortgage on the Property.  Accordingly, if Landlord does not receive any Rent payment within five (5) days following its due date, Tenant shall pay Landlord a late charge equal to five (5%) percent of the overdue amount.  The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default.  Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.  No late charges under this Section 4.03 shall accrue until Landlord provides notice of such late payment to Tenant and five (5) days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than two times in any 12-month period.

4.04.                     Interest.  Any late Rent shall bear interest from the date due until paid at the annual rate of the Bank of America (or its successor) prime rate of interest plus four percent (4%) per annum (the “Default Rate”) except to the extent such interest would cause the total interest to be in excess of that legally permitted.  Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.  No interest under this Section 4.04 shall accrue until Landlord provides notice of such late payment to Tenant and five (5) days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than one time in any 12-month period.

4.05.                     Method of Payment.  Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term and the monthly installment of Tenant’s Pro Rata Share of Total Operating Costs as provided in Section 4.02, without offset, deduction or prior demand, except as otherwise expressly set forth herein.  Tenant shall make a ratable payment of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term.  All payments of Base Rent, Additional Rent and

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

other sums due shall be paid, without demand, set-off or other deduction, except as otherwise expressly set forth herein, in current U.S. exchange by check drawn on a clearinghouse bank at the Original Address of Landlord or such other place as Landlord may from time to time direct.  Tenant acknowledges that the initial monthly periodic payments under the Lease, including without limitation Base Rent, Taxes and Operating Expenses, will all be made by electronic fund transfer pursuant to wire instructions to be provided by Landlord unless and until otherwise directed by Landlord.

Without limiting the foregoing, except as expressly provided in the immediately following sentence, Tenant’s obligation to pay Rent shall be absolute, unconditional, and independent of any Landlord covenants and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided herein, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to quit or surrender this Lease or the Premises or any part thereof, or to assert any counterclaim or defense in any action seeking to recover Rent (unless such counterclaim or defense would be lost by Tenant if not raised in such proceeding).  Notwithstanding the foregoing to the contrary, nothing in this paragraph shall be deemed to limit Tenant’s express right to an abatement of Rent or to terminate the Lease, as applicable, on the terms and conditions set forth in Sections 3.01(c), 3.01(e), 6.01, 10.03(c), and 15.02 and Article 12 of this Lease.  Subject to the provisions of this Lease, however, Tenant shall have the right to seek judgments for direct money damages occasioned by Landlord’s breach of its Lease covenants (but may not set-off any such judgment against any Rent or other amount owing hereunder).

It is intended that Base Rent payable hereunder shall be a net return to Landlord throughout the term of this lease, as it may be extended (the “Term”), free of expense, charge, offset, diminution or other deduction whatsoever (except as expressly provided herein) on account of the Premises (excepting Landlord’s financing expenses, federal and state income taxes of general application, and those expenses that this Lease expressly makes the responsibility of Landlord), and all provisions hereof shall be construed in light of such intent.

4.06.                     Audit.  Landlord shall keep books and records regarding Total Operating Costs.  All records shall be retained for at least three (3) years.  At the request of Tenant (“Tenant’s Audit Notice”) given within one hundred eighty (180) days after Landlord delivers Landlord’s statement of Total Operating Costs with respect to any fiscal year during the Term, Tenant (at Tenant’s expense) shall have the right to examine Landlord’s books and records applicable to Total Operating Costs for such fiscal year.  Such right to examine the records shall be exercisable:  (i) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours and (ii) only during the 60-day period (the “Audit Period”) following Tenant’s Audit Notice.  Landlord shall make such books and records available at Landlord’s office in Massachusetts or at the Property, or in electronically accessible form.  [***], conducted by either a certified public accountant from a nationally-recognized accounting firm or a nationally-recognized commercial real estate services firm, in either case as approved by Landlord for such purpose (such approval not to be unreasonably withheld, conditioned or delayed), [***] Tenant may submit the dispute for determination by an arbitration conducted by the Boston Office of the American Arbitration Association (“AAA”) in accordance with the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

AAA’s commercial real estate arbitration rules.  The arbitrator shall be selected by AAA and shall be a certified public accountant with at least ten (10) years of experience in auditing Class A commercial office and laboratory buildings and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years.  [***].  Any auditing firm retained by Tenant pursuant to this paragraph shall not be compensated on a contingent fee basis.  [***].

As a condition precedent to performing any such examination of Landlord’s books and records, Tenant’s examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any non-public, confidential information that they discover about Landlord or the Building or the Property in connection with such examination and not to disclose the results of such examination except as required by law.  Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or cannot provide reasonably acceptable assurances and procedures to maintain confidentiality.

4.07.                     Phasing.  [***].

ARTICLE 5.

TAXES

5.01.                     Taxes.  Tenant covenants and agrees to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Term.  If Landlord receives a refund of any such Taxes, Landlord shall credit against Additional Rent next due or, at Landlord’s election, pay Tenant its Pro Rata Share of the refund, in each case after deducting Landlord’s reasonable costs and expenses incurred in obtaining the refund (to the extent such costs and expenses were not previously included in Operating Expenses or Taxes), but in any event such refund to Tenant shall not exceed amounts paid by Tenant for Taxes on account of the period subject to such refund.  Upon Tenant’s request, Landlord shall furnish Tenant with copies of the applicable real estate tax bill.  Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.02(a).

5.02.                     Definition of “Taxes”.  “Taxes” means all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property, and all penalties and interest thereon (if due to Tenant’s failure to make timely payments), assessed or imposed against the Premises or the Property (including without limitation any personal property taxes levied on the Property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application.  Taxes shall not include:  any of the foregoing which are levied or assessed against the Property to the extent not attributable to the Term; inheritance, estate, gift, excise, franchise, income, gross receipts, capital levy, revenue, rent, state, payroll, stamp or profit taxes, however designated; or any interest or penalties resulting from the late payment of taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments), any environmental assessments, charges or liens arising in connection

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

with the remediation of Hazardous Substances (as hereinafter defined) from the Premises or Building, the causation of which arose prior to the Commencement Date of this Lease, or to the extent caused by Landlord, its agents, employees or contractors or any tenant of the Building (other than Tenant or its sublessees or assignees); costs or fees payable to public authorities in connection with any future construction, renovation and/or improvements to the Premises or Building other than the Finish Work, the Tenant Work or improvements to the Premises made by or for Tenant, including fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports, traffic studies, and transportation system management plans (except to the extent included in the CAM Charges under the Declaration or in the definition of Operating Expenses); reserves for future Taxes; or Taxes allocable to the Parking Garage.  If during the Term the present system of taxation of real or personal property shall be changed so that, in lieu of or in addition to the whole or any part of such tax there shall be assessed, levied or imposed on such property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes; provided, however, that Tenant’s obligation with respect to such substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and Property were the only property of Landlord.  Taxes shall also include reasonable expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred by Landlord in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.  Landlord shall endeavor to have the Property separately assessed from the remainder of the Project by subdivision, condominium regime, or otherwise.  In the event that the Building is not taxed separately from the remainder of the Project, Landlord will allocate the taxes on a square footage basis or on such other basis that is reasonably appropriate and equitable.  Any exemption from real property taxes for the Property due to any Tax Increment Financing Agreement entered into by the Tenant and the City of Boston shall be allocated entirely to Tenant (i.e. not Tenant’s Pro Rata Share) so that Taxes payable by Tenant reflects such exemption.

Landlord shall, upon the written request of Tenant, commence a proceeding for abatement of real estate Taxes, provided Landlord shall thereafter have the right to settle such proceeding for the benefit of tenants in its reasonable discretion.  [***].  In the event of any abatement of Taxes for a period occuring during the term of this Lease, Tenant shall be entitled to Tenant’s Pro Rata Share of any refund (after deducting Landlord’s or Tenant’s, as applicable, reasonable cost in obtaining an abatement, if any, to the extent not previously included in Operating Expenses) but in any event such refund to Tenant shall not exceed the amounts on account of Taxes actually paid by Tenant with respect to the period subject to the abatement.

5.03.                     Personal Property Taxes.  Tenant shall pay directly all taxes charged against Tenant’s trade fixtures, furnishings, equipment, inventory, or other personal property (collectively,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

“Tenant Property”).  Tenant shall use its best efforts to have Tenant Property taxed separately from the Property.  Landlord shall notify Tenant if any of Tenant Property is taxed with the Property, and Tenant shall pay such taxes to Landlord within thirty (30) days of such notice.

ARTICLE 6.

UTILITIES

6.01.                     Utilities.  Tenant shall pay all charges for water, sewer, gas, electricity and other utilities or like services used or consumed on the Premises (each, a “Utility Service” and collectively the “Utility Services”), and used or consumed by all mechanical equipment serving the Premises, wherever located, whether called use charge, tax, assessment, fee or otherwise as the same become due.  It is understood and agreed that Landlord shall be responsible for bringing each Utility Service described in the Base Building Work to a common switching point(s) at the Building as shown on the Base Building Work Plans (as defined in the Work Letter)(collectively, the “Utility Switching Points”).  As part of the Base Building Work, Landlord shall install a direct meter to measure electricity serving the Premises and, with respect to all other Utility Services being installed as Base Building Work, a direct, sub- or “check” meter for measuring Tenant’s consumption of such Utility Service.  Tenant shall pay all costs and expenses associated with any separately metered utilities (such as electricity and telephone) directly to the applicable service provider.  Tenant shall pay all costs and expenses associated with utility charges that are based on a check- or sub-metering metering installation, based on Landlord’s reading of such meters, directly to Landlord at the same rate paid by Landlord to the provider thereof.  Additional Rent for any check- or sub-metered utilities may be reasonably estimated monthly by Landlord, based on actual readings of sub — and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed with a final accounting based upon actual bills received from the utility providers following the conclusion of each fiscal year of the Building.  Tenant shall pay for any and all costs to install and connect Utility Services from the Utility Switching Points to the Premises.  Landlord shall be under no obligation as to any Utility Services beyond the foregoing responsibility to bring such Utility Services to the Utility Switching Points and as required in the completion of the Finish Work and Landlord shall not be liable for any interruption or failure in the supply of any utilities or Utility Services, except to the extent expressly set forth below.

To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services not being obtained directly by Tenant from any company or third party providing Utility Services (“Utility Service Provider”), subject to Tenant approval of the proposed Utility Service Provider, such approval not to be unreasonably withheld, conditioned or delayed, and provided that such alternate Utility Service Provider shall be retained on market terms and conditions.  In requesting Tenant consent to a proposed Utility Service Provider, Landlord shall provide Tenant with reasonable documentation regarding the proposed contract to permit Tenant to determine whether such terms meet the foregoing standard.  The parties acknowledge that, initially, the only Utility Services not being obtained directly by Tenant are water, sewer and gas, and the City of Boston and Boston Gas Company are the approved initial providers of such respective Utility Services.  Provided there shall be no unreasonable interference with Tenant’s operations within the Premises, Tenant agrees reasonably to cooperate with Landlord and the Utility Service Providers

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

and at all times as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services.

[***].

[***].

ARTICLE 7.

INSURANCE

7.01.                     Coverage.  Tenant shall maintain during the Term insurance for the benefit of Tenant and Landlord (as their interests may appear) from insurers rated at least A-/X by A. M. Best (subject to the provisions of Section 7.02, below), with terms and coverages reasonably satisfactory to Landlord and with such increases in limits as Landlord may from time to time reasonably request consistent with requirements at other Comparable Properties.  Initially, Tenant shall maintain the following:

(a)                                  Commercial general liability insurance naming Landlord, Landlord’s management agents and Landlord’s mortgagee(s) from time to time as additional insureds, with coverage for premises/operations, personal injury, and contractual liability with combined single limits of liability of not less than $10,000,000 for bodily injury and property damage per occurrence with a per location aggregate.

(b)                                 Property insurance that shall be primary on the Tenant Work and Finish Work and Tenant’s property, including its laboratory equipment, office furniture, trade fixtures, office equipment, inventory, merchandise and all other items of Tenant Property, in an amount adequate to cover their replacement cost, including a vandalism and malicious mischief endorsement, and sprinkler leakage coverage; business interruption insurance, loss of income and extra expense insurance covering all perils covered by a standard, “Special Form” (as defined from time-to-time by the insurance industry) property insurance policy.  Such insurance, with respect only to Tenant Work, Finish Work, and Tenant’s BBW, as defined in Exhibit 10.03, shall name Landlord, and Landlord’s mortgagee(s) from time to time as additional loss payees as their interests may appear.  Such insurance shall cover special perils including theft and such other risks Landlord may from time to time reasonably designate if such risks are required by landlords to be insured by tenants of similar properties under similar circumstances, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance, with a deductible amount not to exceed [***].

(c)                                  Workers’ compensation insurance with statutory benefits and employers’ liability insurance in the following amounts:  each accident, $1,000,000; disease (policy limit), $1,000,000; disease (each employee), $1,000,000.

In addition, Tenant shall carry such other coverages, and in such amounts, as are required by Landlord from time to time, so long as such coverages and amounts are consistent with

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Comparable Properties.  Prior to the Date of Lease and on each anniversary of that date (or on the policy renewal date), Tenant shall give Landlord certificate(s) evidencing such coverage and with an affirmative statement of the agent issuing such certificate that it may not be canceled or coverage limits reduced without at least thirty (30) days’ prior written notice to Landlord and Tenant.  Liability insurance maintained by Tenant shall be deemed to be primary insurance, and any liability insurance maintained by Landlord shall be deemed secondary to it.

Tenant may use blanket or excess umbrella coverage to satisfy any of the requirements of this Section 7.01 provided that the Premises is specifically named in any blanket coverage and the limits thereon are available on a per property basis and on such basis comply with the required limits set out herein and that any umbrella coverage is provided on a “following form” basis.

7.02.                     Action Increasing Rates.  Tenant shall comply with Sections 9.01, 9.02, 9.03, and 9.04 and in addition shall not, directly or indirectly, use the Premises in any way that is prohibited by law (nothing in this sentence being deemed to relieve Landlord of its obligations under Sections 9.02 and 9.03).  If Tenant, directly or indirectly, uses the Premises in any way that jeopardizes any insurance coverage carried by Landlord or Tenant as reasonably documented by evidence provided by Landlord to Tenant, then Tenant shall, if such use is in violation of the other terms and conditions of this Lease, promptly stop such use.  Tenant shall, in any event, reimburse Landlord upon demand for all of Landlord’s costs incurred in providing any insurance to the extent attributable to any special endorsement or increase in premium resulting from the particular business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including without limitation, any risks or hazards associated with the generation, storage and disposal of so-called biohazards or medical waste.  Notwithstanding the foregoing, Tenant’s use of the Premises for the Permitted Uses, generally (as opposed to Tenant’s particular use) in compliance with the terms and conditions of this Lease shall not be deemed legally prohibited or dangerous to people or property for the purposes of this Section 7.02.  Tenant shall cure any breach of this Lease on account of Tenant’s failure to carry the insurance required by this Section 7.02 within ten (10) days after notice from Landlord and Tenant shall have no further notice or cure right under Article 14 for any such breach.

The parties acknowledge and agree that, as of the date hereof, their respective insurers maintaining the property and commercial general liability insurers coverages required hereunder currently have an A.M. Best rating of [***] (i.e. in excess of the requirement otherwise set forth in this Article Seven).  If at any time during the term of this Lease the Landlord’s or Tenant’s applicable insurance carriers no longer meet the [***] standard (but otherwise meets the [***] standard set forth herein), then, upon at least 30 days’ prior written notice from the other party, such party shall use commercially reasonable efforts to obtain such coverages from an insurer meeting the [***] standard at the sole cost and expense of the requesting party (to the extent that any such change in carrier results in additional costs) provided that nothing in this sentence shall obligate either party to change its insurance carrier if it would adversely affect coverages being provided to any other property under any blanket policy, result in a default under any other agreement to which the insured is a party, or otherwise be prohibited by the terms of the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

applicable insurance policy (and provided that in no event can any such request be made more than once in any 12-month period).  [***].

The parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have [***] and who has provided such services to buildings and property [***] and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years.  [***].

The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  [***].

[***].  The arbitrator’s decision shall be final and binding on the parties.

7.03.                     Waiver of Subrogation.  Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Property or any part of it, or to any of its contents, to the extent such loss or damage is covered by property insurance or would have been covered by property insurance required hereunder.  Landlord waives any and every such claim against Tenant that would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies.  Tenant waives any and every such claim against Landlord that would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies.  This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.04.                     Landlord’s Insurance.  Landlord shall purchase and maintain during the Term with insurance companies rated at least [***] by A.M. Best (subject to the provisions of Section 7.02, above) the following:  (i) commercial general liability insurance for incidents occurring in the common areas, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with combined single limits of liability of not less than $10,000,000 for bodily injury and property damage per occurrence; and (ii) All Risk property insurance covering property damage to the Building (other than Tenant Work), and loss of rental income (covering off-site events to the extent then available, if such coverage is available at commercially reasonable rates), covering special perils including theft for the full replacement cost value of the Building above foundation walls, [***], with co-insurance waived by inclusion of an agreed amount endorsement together with such other coverages and risks as Landlord shall reasonably decide or a mortgagee or ground lessor may require.  As set forth in Section 4.02(a), a portion of the cost thereof shall be borne by Tenant.  In addition, Landlord shall name Tenant as an additional insured (except with respect to acts of Tenant Parties) on its Pollution Legal Liability policy and any replacement policy obtained by Landlord from time to time during the term hereof (any such policy being referred to herein as “Environmental Insurance” ).

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

ARTICLE 8.

OPERATING EXPENSES

8.01.                     Operating Expenses.  “Operating Expenses” shall mean all costs and expenses associated with the operation, management, maintenance and repair of the Property, together with the Building’s share of costs associated with the operation, management, maintenance and repair of the common areas of the Project.  Operating Expenses include without limitation costs of:  compliance with Landlord’s obligations under Section 10.03(c); planting and landscaping; snow removal; utility, water and sewage services; maintenance of signs (other than tenants’ signs); supplies, materials and equipment purchased or rented; total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Property, including Social Security, old age and unemployment taxes and so-called “fringe benefits” prorated to the extent engaged in such services to or for the Building; services furnished to tenants of the Property, generally; maintenance, repair and replacement of Building equipment and components; utilities consumed and expenses incurred in the operation, maintenance and repair of the Property including, without limitation, oil, gas, hot/chilled water, and electricity (other than electricity to tenants in their demised premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant); workers’ compensation insurance and property, liability and other insurance premiums; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property; fees for required licenses and permits; refuse removal; security; an administrative fee in the initial amount of [***] per rentable square foot, increasing by [***] per rentable square foot after the third (3rd) Lease Year and every third (3rd) Lease Year thereafter, subject to a cap of [***] per rentable square foot during the initial term of this Lease and then increasing to a flat [***] per rentable square foot (i.e. without further increases) effective on the commencement of the Extension Term; Landlord’s “Percentage Share” of “CAM Charges” (as defined in the Declaration); any periodic assessments, both regular and special, for which Landlord is or becomes responsible under the Project Documents; and costs incurred by Landlord to comply with the terms and conditions of any governmental approvals affecting operations of the Property (including without limitation the Project Documents).  Landlord may use third parties or affiliates to perform any of these services (subject to the limitations on Operating Expenses attributable to services performed by affiliates expressly set forth in the immediately following paragraph), and the cost thereof shall be included in Operating Expenses, provided that Operating Expenses shall not include any property management fee, other than the administrative fee described above.  Landlord shall reasonably allocate the cost of any Operating Expenses incurred jointly for the Property and any other property.  In addition, if Landlord from time to time repairs or replaces any existing improvements or equipment or installs any new improvements or equipment to the Building (including without limitation energy conservation improvements or other improvements), then the cost of such items that are treated as capital expenses pursuant to generally accepted accounting principles (to the extent not excluded below) shall be amortized over their useful life, as reasonably determined by Landlord, together with interest at an actual or imputed interest rate (at the prime rate of interest then being charged by the Bank of America or its successors, plus 4%) and included in Operating Expenses.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Notwithstanding the foregoing, Operating Expenses shall not include:  the cost of designing and constructing the Landlord Work; the costs of initial contributions, exactions, and costs of a capital nature, for which Landlord is or becomes responsible under the Project Documents (except (i) housing exactions in the amount of $5.49 per square foot of gross floor area, as defined in the Boston Zoning Code, of the Building, payable in 12 equal annual installments following the issuance of a certificate of occupancy in accordance with the “Development Impact Project Agreement” listed on Exhibit 2.01(f) and (ii) such costs to the extent included in the CAM Charges paid to FPOC for administration of the Common Areas and Facilities); and costs incurred by Landlord in order to construct the Building and any other improvements at the Property and Project in compliance with the terms and conditions of any governmental approvals affecting operations of the Property (including without limitation the Project Documents), the cost of casualty repairs to the extent covered by insurance (except for reasonable deductibles paid by Landlord under insurance policies maintained by Landlord); costs associated with the operation of the business of Landlord and/or the sale and/or financing of the Property, as distinguished from the cost of Property operations, maintenance and repair; any ground or underlying lease rental; costs of disputes between Landlord and its employees, tenants or contractors; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Property; costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed by third parties; expenses in connection with services or other benefits that are not offered to Tenant or to the extent that any other tenant is charged for directly; management fees paid or charged by Landlord in connection with the management of the Building; amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters; costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; salaries of executives and owners not directly employed in the management/operation of the Building; the cost of work done (including without limitation leasehold improvements and redecoration work) or services furnished by Landlord exclusively for a particular tenant; the cost of soil and groundwater testing, remediation and other response actions, except to the extent the need therefor arises from any negligence or willful misconduct of Tenant or Tenant’s employees, agents or contractors, or any default of Tenant under this Lease; advertising and other fees and costs (including without limitation legal, architectural and brokerage fees and tenant improvement allowances) incurred in procuring tenants; costs incurred in connection with causing the Base Building Work to comply with Legal Requirements existing as of the Commencement Date; repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Base Building Work or common areas during any warranty period (to the extent covered by warranty) or to comply with any requirements of any governmental authority in effect as of the Commencement Date; costs of repairs, restoration, replacements or other work occasioned by (i) fire, windstorm or other casualty and either (a) paid by insurance required to be carried by Landlord under this Lease, or (b) otherwise paid by insurance (not including any deductible paid by Landlord) then in effect obtained by Landlord, (ii) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, to the extent that Landlord is compensated by

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

such governmental authority for such repairs, restoration, replacements or other work, or (iii) the act of any other tenant in the Building, or any other tenant’s agents, employees, licensees or invitees to the extent the applicable cost is recovered from such person; Landlord’s general overhead and administrative expenses not related to the Building; non-cash items, such as deductions for depreciation and amortization of the Building (except with respect to capital expenditures as specified above) and the Building equipment, or interest on capital invested; costs incurred due to violation by Landlord or any other tenant in the Building of the terms and conditions of any lease; salaries, wages, or other compensation to any employee of Landlord to the extent not assigned to the operation, management, maintenance, or repair of the Building, including accounting or clerical personnel and other overhead expenses of Landlord (except to the extent providing services, such as accounting, for which Landlord would otherwise use a third-party provider); costs of the initial construction of the Base Building Work; repair of defects in the Base Building Work identified in the one year period after substantial completion of the Base Building Work; any expenses related to real estate taxes, insurance, and all expenses for the construction, operation, repair and maintenance of the Parking Garage.  None of the foregoing exclusions from Operating Expenses shall be deemed to entitle Tenant to an exclusion on account of any portion of CAM Charges, Tenant acknowledging that Landlord may vote as part of FPOC on matters affecting the CAM Charges but does not control FPOC.  [***].

Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4.02.

ARTICLE 9.

USE OF PREMISES

9.01.                     Permitted Uses.  Tenant may use the Premises only for the Permitted Uses described in Section 1.10.  Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements relating to Tenant’s use of the Premises.  Tenant shall comply with Landlord’s rules and regulations (the “Rules and Regulations”) promulgated from time to time, provided the same are not inconsistent with or in limitation of the provisions of this Lease and are reasonable, and Tenant shall use reasonable efforts to cause its agents, contractors, customers and business invitees to comply therewith.  Landlord’s initial Rules and Regulations are attached hereto as Exhibit 9.01.

9.02.                     Indemnification.  From and after the Commencement Date, Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, equipment, and facilities therein.  Tenant is responsible for the Premises and all of Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including without limitation tort liabilities incident thereto.  Tenant shall indemnify, save harmless and defend Landlord, and its members, managers, officers, directors, mortgagees, and employees (collectively, “Indemnitees”) from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of (i) any injury, loss, theft or damage (except to the extent due to the negligence or willful misconduct of the Indemnitees and their respective agents, contractors or Landlord or its employees) to any person or property while on or about the Premises or, to the extent caused by the negligence or willful misconduct of Tenant, the Property; (ii) any condition within the Premises, or, to the extent caused by the negligence or willful misconduct of Tenant, the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Property and, in each, except for conditions existing prior to the date that Tenant first takes occupancy of the Premises; and (iii) the use of the Premises by, or any act or omission of, Tenant or persons claiming by, through or under Tenant, or any of its agents, employees, independent contractors, suppliers or invitees.

Landlord shall indemnify, save harmless and defend Tenant, and its members, managers, officers, directors, and employees from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) arising in whole or in part out of any injury, loss, theft or damage (except to the extent due to the negligent acts or omissions of Tenant, its employees, contractors or agents) to any person or property while on or about the common areas of the Property to the extent resulting from the negligent acts or omissions or willful misconduct of Landlord, its employees, agents or contractors.

The provisions of this Section 9.02 shall survive the expiration or earlier termination of this Lease.

9.03.                     Compliance With Legal Requirements.  Tenant shall not cause or permit the Premises, or cause (or permit Tenant Parties to cause) the portions of the Property other than the Premises, to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval, Project Document, or any provision of this Lease (each a “Legal Requirement”, and collectively the “Legal Requirements”), or constitutes a nuisance or waste, and shall comply with all Legal Requirements applicable to the Premises and Property.  Tenant shall obtain and pay for all permits and shall promptly take all actions necessary to comply with all Legal Requirements, including without limitation the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises.  Notwithstanding the foregoing two sentences to the contrary, Landlord shall be responsible for the compliance of the Base Building Work and the Finish Work with all Legal Requirements as of the Commencement Date.  Tenant shall maintain in full force and effect all certifications or permissions required for Tenant’s operations at the Premises.  Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits, certifications, permissions and the like and complying with all reporting requirements directly relating or incident to:  the conduct of its activities on the Premises; its scientific experimentation; transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste.  Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises.  Tenant shall promptly give notice to Landlord of any written orders, warnings or violations relative to the above received from any federal, state, or municipal agency or by any court of law and shall promptly comply with and cure the conditions causing any such violations in accordance with applicable Legal Requirements.  Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that:  (i)

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that it exhausts all available appeals without success, and (v) Tenant shall certify to Landlord’s reasonable satisfaction that Tenant’s decision to delay such cure shall not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity.

Landlord shall be responsible for the compliance of the structural elements, roof and building systems to the Utility Switching Points of the Building, and the common areas of the Building and the Property, with all Legal Requirements except to the extent compliance is required due to Tenant’s particular use of the Premises, as opposed to the Permitted Uses generally.

9.04.                     Hazardous Substances.  “Environmental Law” means all statutes, laws, rules, regulations, codes, ordinances,  authorizations and orders of federal, state and local public authorities pertaining to any Hazardous Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any Hazardous Substances, including, without limitation,  the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.C § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.  Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C.  Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); M.G.L. c.21C; and oil and hazardous materials as defined in M.G.L. c.21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Hazardous Substances, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Hazardous Substances” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are regulated by any Environmental Law.

Tenant may generate, produce, bring upon, use, store or treat Hazardous Substances in the Premises in connection with its operations at the Premises provided that (x) such use is in compliance with all applicable Legal Requirements, including without limitation Environmental Laws, and in compliance with the terms and conditions of this Lease, (y) as to any Hazardous Substances, processes, or procedures not then subject to Legal Requirements, such activities are conducted in accordance with standard laboratory practices for tenants conducting similar operations in Comparable Properties, and do not endanger or create a hazard to public health, safety or welfare or to the environment, within the Building or in the area of the Property, generally, and (z) in no event shall Tenant generate, produce, bring upon, use, store or treat Hazardous Substances with a risk category higher than Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as may be reasonably selected by Landlord if applicable to similar facilities in the City of Boston, provided that such new or replacement standards may update requirements but shall not be materially more restrictive on Tenant’s use than Biosafety Level 2 as of the Date of Lease.  In all events Tenant shall comply with all applicable provisions of the BMBL.  Furthermore, beginning on the Commencement Date, on an annual basis or upon Landlord’s request following the occurrence of any Environmental Incident, or on no more than one additional occasion during any year if reasonably requested by Landlord’s mortgagee(s) in connection with any financing or refinancing of the Property, Tenant shall provide Landlord with a list detailing the types and amounts of all Hazardous Substances being generated, produced, brought upon, used, stored, treated or disposed of by or on behalf of Tenant in or about or on the Premises, Building or Property and, upon Landlord’s request, copies of any manifests or other federal, state or municipal filings by Tenant with respect to such Hazardous Substances (redacted to protect confidential information to the extent such redactions are permitted by the applicable federal, state or municipal authorities having jurisdiction over such filings).  Tenant agrees to pay the reasonable cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, reasonable threat of release, contamination, or a loss or damage or determination of condition related to the foregoing (together, “Environmental Incidents”) in the Premises other than Environmental Incidents arising prior to the Commencement Date or migrating to the Premises from some other part of the Building or Property due to environmental conditions existing prior to the Commencement Date or through no fault, act or omission of Tenant.

If any transportation to or from, or any storage, use or disposal of Hazardous Substances on or about, the Property by any Tenant Party results in any escape, or release, reasonable threat of release, contamination of the soil or surface or ground water or any loss or damage to person or property (any such event, a “Tenant Environmental Incident”), Tenant agrees to:  (a) notify

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Landlord immediately of the occurrence; (b) after consultation with Landlord, clean up the occurrence in full compliance with all applicable Environmental Laws and (c) indemnify, save harmless and defend the Indemnitees from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including reasonable attorneys’ fees) arising in whole or in part out of such occurrence.  In the event of such occurrence, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits, and information and take such actions as may be requested by Landlord from time to time (1) to comply with any Environmental Law or Legal Requirement, (2) to comply with any request of any mortgagee, insurer or tenant, and/or (3) for any other reason deemed necessary by Landlord in its sole discretion.  In the event of any such occurrence that is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, Tenant shall simultaneously deliver to Landlord copies of any notices given or received by Tenant and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises or Property relating to such occurrence.

Tenant acknowledges that it has received and reviewed certain environmental reports listed on Exhibit 9.04 (the “Environmental Reports”) regarding the condition of the Property and that, upon the Commencement Date, subject to the provisions of this paragraph, Tenant shall accept the Premises in the condition existing as of the date of this Lease with respect to the presence of Hazardous Substances.  [***].  For the purposes of this paragraph, “response” has the meaning set forth in Section 2 of Chapter 21E of the Massachusetts General Laws.  Expenses, losses and liabilities, as described above, shall include, without limitation (i) any and all expenses that Tenant may incur to comply with any Environmental Laws on account of such Occurrences; (ii) any and all costs that Tenant may incur in studying or remedying any Occurrences at or arising from the Premises, Building or the Property; (iii) any and all costs that Tenant may incur in studying, removing, disposing or otherwise addressing any Hazardous Substances on account of such Occurrences; (iv) any and all fines, penalties or other sanctions assessed upon Tenant on account of such Occurrences; (v) any and all reasonable legal and professional fees and costs incurred by Tenant in connection with the foregoing; and (vi) losses due to bodily injury or physical damage to property incurred by Tenant due to Landlord’s failure to undertake response actions required pursuant to, and within time periods required by, Legal Requirements on account of any such Occurrences.  Tenant’s right to the foregoing indemnities shall be conditioned on Tenant giving prompt written notice to Landlord of any claim, demand or threat of claim or demand made upon Tenant by any governmental agency or other person.  Landlord shall have the right, but not any obligation, to control the defense of any such matter which could result in an indemnification obligation by Landlord under this provision.  Landlord shall be subrogated to any and all claims, rights and defenses Tenant has against other persons with respect to any such matter, and Tenant shall not settle, compromise or adjust any such claim or right or any indemnified matter without the prior written consent of Landlord.

The provisions of this Section 9.04 shall survive the expiration or earlier termination of this Lease.

9.05.                     Signs and Auctions.  Tenant, at Tenant’s expense and subject to Landlord’s reasonable approval with respect to the location and design, shall have the exclusive right to install and maintain (i) reasonable amounts of non-retail signage in the Building lobby identifying Tenant and (ii) reasonable amounts of non-retail exterior signage on the Building identifying Tenant to

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

the extent permitted by all Legal Requirements.  Tenant shall be entitled, at Tenant’s sole cost and expense, to Tenant’s Pro Rata Share of any monument signage to which the Building has rights in the Project.  Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property.  Landlord shall have the reserved right to install directional signage in the main lobby of the Building to direct visitors to the Parking Garage, [***] and to install signage identifying Landlord and Landlord’s property manager at the Building (but not within the Premises).  Landlord shall cooperate with Tenant as is reasonably required, in Landlord’s capacity as owner of the Building, to apply for and obtain approvals from municipal authorities for any exterior signage pursuant to clause (ii) above, without any obligation for Landlord to incur any out-of-pocket expenses on account of such cooperation except to the extent that Tenant reimburses Landlord for the same.

9.06.                     Landlord’s Access.  Landlord or its agents may enter the Premises at all reasonable times (i) to show the Premises to potential and actual buyers, investors, lenders, or, in the last eighteen (18) months of the Term (provided that Tenant has not timely exercised its right to extend the Term pursuant to Section 3.03), prospective tenants; (ii) to inspect and monitor Tenant’s compliance with Legal Requirements governing Hazardous Substances, and to inspect the Premises to determine whether Tenant is in compliance with the terms of this Lease, but any entries pursuant to this clause (ii) shall require at least two (2) business days’ prior notice, shall be during normal business hours (unless otherwise agreed by Tenant) and shall not occur more often than once annually during the term of this Lease except where a notice of default has been provided to Tenant or where such inspections are required by Landlord’s mortgagees or insurers; (iii) for purposes described in Sections 2.01(c), 9.04 and/or 10.04(b), or (iv) for any other purpose Landlord reasonably deems necessary in connection with the exercise of Landlord’s rights and obligations under this Lease.  Landlord shall give Tenant reasonable prior notice (which shall be not less than 24 hours and may be via e-mail to vertex_operations@vrtx.com or an alternative e-mail address provided to Landlord in writing from time to time) of such entry.  Landlord shall cooperate with Tenant to schedule any such entry and activity at a time designed to reduce any inconvenience to Tenant.  Tenant shall have the right to have a representative of Tenant accompany Landlord during any such entry, but entry shall not be prohibited if Tenant fails to provide an accompanying representative (in the event of which failure, Landlord shall attempt at least one phone call to each Tenant’s Designated Representative (as defined below), if any then exists, to notify Tenant of such failure prior to any entry).  However, in case of emergency, Landlord may enter any part of the Premises with such notice as is reasonably practicable or without prior notice if notice is impracticable and without Tenant’s representative, if necessary, and shall, if no notice was provided (Landlord agreeing that it shall endeavor to provide an e-mail notice to the e-mail address provided above), promptly notify Tenant of the nature and extent of such entry.  During Landlord’s access of the Premises, Landlord shall comply with reasonable security provisions required by Tenant to preserve the confidential nature of information in whatever form maintained within the Premises.  For safety, security, confidentiality or compliance with law purposes, Tenant may designate certain limited areas as limited access areas to be shown on plans provided by Tenant to Landlord and updated by Tenant as reasonably necessary in the future to which Landlord and related parties shall not have access except in an emergency or as otherwise reasonably necessary and then only in accordance with a mutually agreed-upon plan to protect Tenant’s reasonable concerns regarding safety, security and confidentiality, provided that such limited access areas shall be reasonably

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

identified and necessary to protect the health of persons or security of confidential and proprietary information.  Landlord and Tenant will develop a protocol limiting and controlling the distribution of Landlord’s keys or other access devices to the Premises.  “Tenant’s Designated Representative” shall mean (a) a person with an office at the Premises identified by Tenant in writing to Landlord from time to time as the primary point of contact for Landlord’s access to the Premises and (b) the on-site supervisor of Tenant’s private security, if any, that is then on duty.  Tenant shall provide Landlord with a phone number for Tenant’s Designated Representative with any notice designating such person, and any change in the identification of Tenant’s Designated Representative shall take effect five (5) business days following delivery of such notice to Landlord.

9.07.                     Security.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, to provide any security measures that Tenant requires within, and at the entries to, the Premises.  Tenant shall provide Landlord with a written description of its security plan from time to time, outlining Tenant’s security measures to the extent applicable to visitors, guests, and others entitled to access the Premises (Tenant being permitted to redact from such security plan any Confidential Information, as defined in Section 16.14).  Tenant’s security plan shall include the designation of a person or persons who shall be on the Premises 24 hours, seven days a week to the extent required for the purposes of fulfilling municipal fire command obligations (Landlord acknowledging that such person may be a third-party contractor or designee thereof).  Tenant shall have reasonable access to the Property outside the Premises to install and operate any such security measures, including installation of security video cameras in the Premises and Common Areas and Facilities located on the Property (and the retail loading docks on the Property), subject to Landlord’s reasonable approval.  In no event may Tenant’s security measures restrict or impede access to the Parking Garage through the main lobby of the Building.

Landlord shall develop, or cause to be developed by FPOC, jointly with Tenant and subject to Tenant approval, such approval not to be unreasonably withheld, conditioned or delayed, a commercially reasonable security and operations plan (the “Security Plan” ) for the exterior perimeter and common areas of the Building and the Parking Garage.  Operating Costs of security outside of the Premises related to Tenant’s use of the Premises that are in excess of those typically anticipated for the other uses at the Project will be allocated entirely to Tenant.  Landlord shall provide for security to the Property in accordance with the Security Plan.  Notwithstanding the fact that Landlord provides security services at the Property at any time during the Term, to the extent permitted by applicable law, Landlord shall not be deemed to owe Tenant, or any person claiming by, through or under Tenant, any special duty or standard of care as a result of Landlord’s provision of such security services other than the duty or standard of care that would have applied without such services and in no event shall Landlord be responsible for the efficacy of any such security measures.

Tenant acknowledges and agrees that all maintenance, repair, replacement, operation and administration of the “Fan Pier Project Common Areas and Facilities” (as defined in the Declaration) are under the control of the Developer or FPOC and that the Developer’s or FPOC’s election to provide mechanical surveillance or to post security personnel in the Fan Pier Project Common Areas and Facilities is subject to the Developer’s or FPOC’s sole discretion.  Landlord will provide, and cause Landlord affiliates owning parcels within the Project to provide, in the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Declaration a definition of “First Class Standard” for the maintenance and operation of Fan Pier Project Common Areas and Facilities, as follows: “the standard according to which first class multi-use developments including office, research laboratory, hotel and residential buildings therein of a size and otherwise reasonably comparable to the Project are then being maintained in major urban areas within the United States. Without limiting the generality of the foregoing, with respect to the level of security in the Fan Pier Project Common Areas and Facilities, First Class Standard shall not be less than the following from and after the Substantial Completion of the Building: a sufficient number of trained security personnel shall patrol the Fan Pier Common Areas and Facilities so as to walk the perimeter of all of the Initial Improvements (as defined in the Declaration) and through the Open Space Areas (as defined in the Declaration) at intervals of approximately every hour on a 24 hour/7 days per week basis. Such security personnel shall be equipped with communication equipment for contacting 911 in case of emergency, and shall log their rounds using fobs such as Detex system.”  The Landlord shall exercise reasonable efforts to prevent future amendment of the Declaration to reduce this level of security.  Notwithstanding anything to the contrary contained in this Lease, Landlord’s sole responsibility with respect to the maintenance, repair, replacement, operation, administration or the provision of surveillance or security in the Fan Pier Project Common Areas and Facilities shall be to use commercially reasonable efforts to enforce the obligations of the Developer or FPOC under the Declaration.  Tenant shall hold Landlord harmless from any claim concerning the failure to maintain any portion of the Fan Pier Project Common Areas and Facilities, other than a failure of Landlord to use commercially reasonable efforts to enforce the Developer or FPOC’s obligations under the Project Documents or to the extent such failure results from a failure to fund Landlord’s share of assessments under the Declaration (other than as a result of Tenant’s default).

ARTICLE 10.

CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.01.              Condition of Premises and Property.  Tenant acknowledges that except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use.  Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Property and is not relying on any representations of Landlord or any Broker or persons acting under either of them except for any express representations in this Lease.

10.02.              Exemption and Limitation of Liability.

(a)                                  Exemption from Liability.  Tenant shall insure its personal property under a “Special Form” (as defined by the insurance industry).  Landlord shall not be liable for any damage or injury to the person, property or business (including loss of revenue, profits or data) of any Tenant Party except to the extent of any damage or injury to persons or property arising from Landlord’s negligence or willful misconduct (but subject to the provisions of Section 7.03 and exclusions from liability set forth in Section 10.02(c), and nothing in this sentence shall be construed to limit Tenant’s express remedies pursuant to Sections 6.01 and 12.01 of this Lease).  Except as otherwise expressly provided in this Lease, this exemption

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

shall apply whether such damage or injury is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leaking, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about the Property or from other sources or places; or (vi) any act or omission of any other tenant.

(b)                                 Limitations On Liability.  Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest).  Upon any sale or transfer of the Building (or Landlord’s interest as ground lessee, as applicable), the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising to the extent that such liabilities and obligations are assumed by such transferee and, thereafter, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation.  Tenant and each person acting under Tenant agrees to look solely to Landlord’s interest from time to time in the Property, including the rents, insurance proceeds and condemnation proceeds therefrom, for satisfaction of any claim against Landlord.  No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the Property.  No owner, trustee, beneficiary, partner, member, manager, agent or employee of Tenant nor any person acting under any of them shall ever be personally or individually liable to Landlord or any person acting under or through Landlord for or on account of any default by Tenant or failure by Tenant to perform any of its obligations that may be or become due under or in connection with this Lease or the Premises.  No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord.

(c)                                  No Indirect or Consequential Damages.  In no event shall Landlord or Tenant ever be liable to the other for indirect or consequential damages (including loss of revenue, profits, or data); provided, however, that no remedies or damages expressly provided in this Lease shall be considered indirect or consequential, and that the provisions of this Section 10.02(c) shall not apply to Sections 3.02 and 9.04 of this Lease.

10.03.              Landlord’s Obligations.

(a)                                  Base Building Work. Landlord shall construct the Base Building Work as further set forth on Exhibit 10.03, attached.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

(b)                                 Finish Work.  Landlord shall construct the Finish Work as further set forth in Exhibit 10.03, attached.  Payments for such Finish Work and other provisions relating to Finish Work will be as provided in Exhibit 10.03.

(c)                                  Repair and Maintenance.  Subject to the provisions of Article 12, and except for damage caused by any act or omission of Tenant or persons acting under Tenant, Landlord shall make such repairs and replacements to the roof structure and roof membrane; exterior walls; floor slabs, footings, foundations, columns, and other structural components of the Building; glass in exterior windows and exterior doors of the Building; and other Building systems up to the Utility Switching Points, as may be necessary to properly maintain them in good repair and condition.  Landlord shall have no obligation to repair or maintain any portion of the Premises or perform any service, except as specifically set forth in this paragraph.  Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair.  Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises (but nothing in this sentence shall be deemed to limit Tenant’s exercise of the remedies expressly provided in the immediately following paragraph).

[***].

[***].

10.04.              Tenant’s Obligations.

(a)                                  Repair and Maintenance.  Except for work that Section 10.03 or Article 12 requires Landlord to do, Tenant at its sole cost and expense shall keep the Premises including without limitation all elevators; elevator shafts; heating, ventilation and air conditioning equipment; fixtures, systems and equipment of any type serving the Premises, and now or hereafter on the Premises, or elsewhere serving the Premises, in good order, condition and repair (and at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term), normal wear and tear, casualty and condemnation (to the extent the responsibility of Landlord pursuant to Article 12 hereof) excepted; shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen.  The foregoing shall include without limitation Tenant’s obligation to repair, maintain, and replace floors and floor coverings, to paint and repair walls and doors, to replace and repair all glass in windows and doors of the Buildings (except glass in the exterior walls of the Buildings and in exterior doors), ceiling tiles, lights and light fixtures, pipes, conduits, wires, drains and the like in the Premises and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or any Tenant Party or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work.  Tenant shall secure, pay for, and keep in force third-party maintenance and service contracts with appropriate and reputable service companies approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) providing for the regular maintenance of all elevators, elevator shafts, heating,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

ventilation and air conditioning equipment, Building systems, the Building life safety system including the emergency generator connected to the Building life safety system and the fire command center; and other elements of the Premises within Tenant’s repair and maintenance responsibility that landlords of Comparable Properties typically service by use of third-party service companies (collectively, the “Service Contracts”), copies of which shall be provided to Landlord, and Tenant shall provide to Landlord in a timely manner such periodic inspection reports (but no less frequently than annually) as are prepared by the service providers under the Service Contracts.

Without limitation, Tenant shall be responsible for heating, ventilating and air-conditioning systems to the extent exclusively serving the Premises and Utility Services serving the Premises from the Utility Switching Points.  If anything required pursuant to this Section 10.04(a) to be repaired cannot be fully repaired or restored, Tenant upon prior notice to Landlord shall replace it at Tenant’s cost, even if the benefit or useful life of such replacement extends beyond the Term provided, however that if, in the last three years of the Term, (i) the replacement has been approved in advance and in writing by Landlord, not to be unreasonably withheld, and (ii) the property subject to replacement will become the property of Landlord pursuant to the terms of this Lease at the conclusion of the Term, then within ninety (90) days after the expiration of the Term, Landlord shall reimburse Tenant for the unamortized portion of the capital replacement calculated as follows:  upon receipt of notice from Tenant of the need for such capital replacement, Landlord and Tenant shall cooperate to determine the estimated cost of such replacement.  The actual cost of the replacement, as documented by Tenant and subject to Landlord’s approval (which shall not be unreasonably withheld), shall be amortized over the useful life of such replacement as reasonably determined by Landlord on a straight line basis together with interest at the prime interest rate from time to time announced by Bank of America (or any successor financial institution).  Tenant shall transfer to Landlord all of its rights and interests in any warranties, together with copies of the same, related to said replacement at the conclusion or earlier expiration of the Term.  Tenant acknowledges that Landlord has the right, but not the obligation, to reduce the amount payable at the conclusion of the Term to Tenant pursuant to this paragraph by any amounts of Rent then due and payable to Landlord.

Tenant shall hire its own cleaning contractor for the Premises.  Notwithstanding anything to the contrary in this Lease, it is expressly understood and agreed that Landlord shall have no liability or responsibility for the storage, containment or disposal of any Hazardous Substances generated, stored or contained by Tenant, Tenant hereby agreeing to store, contain and dispose of any and all such Hazardous Substances at Tenant’s sole cost and expense in accordance with the provisions of Article 9 hereof.

Tenant acknowledges that the Parking Garage is open to the general public and that access to the Parking Garage must be maintained open to the public through the main Building lobby and the common stairways and stairwells providing access to the Parking Garage from the lobby at all times during the Term, subject to matters described in Article 12.  Stairways and stairwells and elevators serving the Parking Garage shall be differentiated and secured from stairways, stairwells and elevators serving the Building so that there is no direct access from the Parking Garage to the upper floors of the Building without entering the lobby.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Notwithstanding anything to the contrary herein, such lobby shall be maintained by Tenant in a condition consistent with main building lobbies in Class A office buildings in the Seaport District of the City of Boston, Massachusetts.

(b)                                 Landlord’s Right to Cure.  If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon twenty (20) days’ prior notice to Tenant (or without prior notice in the case of an emergency) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord for all costs reasonably incurred, plus an administrative charge of ten percent (10%) of such costs, within thirty (30) days following invoice from Landlord.

(c)                                  Other Tenant Work.  Tenant shall perform all work, other than the Landlord Work, required to prepare the Premises for Tenant’s use and occupancy.

10.05.              Tenant Work.

(a)                                  General.  “Tenant Work” shall mean all work, including demolition, improvements, additions and alterations, in or to the Premises other than the Landlord Work.  Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like).  All Tenant Work shall be subject to Landlord’s prior written approval and shall be arranged and paid for by Tenant all as provided herein; provided that any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that (a) costs less than [***] (the “Tenant Work Threshold Amount” , (b) does not adversely affect any fire-safety, telecommunications, electrical, mechanical, or plumbing systems of the Building (“Core Building Systems”) (it being agreed that the mere use of such Core Building Systems in a manner within the designed load and capacity of such Core Building Systems, and in accordance with applicable operating specifications, is not deemed to have an adverse affect in and of itself), and (c) does not adversely affect any penetrations in or otherwise affect any walls, floors, roofs, or other structural elements of the Building or any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like) shall not require Landlord’s prior approval if Tenant delivers the Construction Documents (as defined in Section 10.05(b)) for such work to Landlord at least five (5) business days’ prior to commencing such work.  When Tenant requests Landlord’s approval pursuant to the foregoing sentence with respect to Tenant Work requiring Landlord’s prior written approval, such approval shall be granted or denied by Landlord within ten (10) business days after Landlord’s actual receipt of such request provided that Tenant indicates in a prominent location and in prominent bold type, that Landlord is obligated to respond to such request within ten (10) business days.  Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of Tenant Work, but Landlord’s disapproval of proposed Tenant Work shall not be unreasonable where, in Landlord’s reasonable judgment, such proposed Tenant Work (i) adversely affects any structural component of the Building, (ii) would be incompatible with the Core Building Systems, (iii) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises, (iv) diminishes the value of the Premises or the Property, or (v) requires any unusual expense to readapt the Premises.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Landlord shall cooperate with Tenant, at no cost and liability to Landlord, to execute any permit applications requiring execution by the Building owner in connection with Tenant Work.  Prior to commencing any Tenant Work affecting air disbursement from ventilation systems serving the Premises or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work.  In its grant of approval of any Tenant Work, in order to require that Tenant remove at Tenant’s cost such Tenant Work at the end of the Term, Landlord must notify Tenant of such restoration requirement contemporaneously with Landlord’s approval of the plans and specifications for such Tenant Work.  If Tenant Work did not require prior approval by Landlord, Landlord may require that such Tenant Work be removed at the end of the Term if such Tenant Work is not readily useable for first class office and laboratory purposes.

(b)                                 Construction Documents.  No Tenant Work shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”) prepared in accordance with Exhibit 10.05(b).  Before commencing any Tenant Work requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed.  The Construction Documents shall be prepared by an architect or, where applicable, a qualified engineer (in either case, “Tenant’s Architect”) registered in the Commonwealth of Massachusetts, experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building, the identity of such Tenant’s Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld.  Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building).  The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building.  Submission of the Construction Documents to Landlord for approval shall be deemed a warranty that, except as is specifically and expressly set forth therein, all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes, and highest design standards, (ii) does not materially and adversely affect any structural component of the Building, (iii) is compatible with and does not adversely affect the Core Building Systems, (iv) does not affect any property other than the Premises, and (v) conforms to floor loading limits specified by Landlord.  The Construction Documents shall comply with Landlord’s requirements for the uniform exterior appearance of the Building.  Landlord’s

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(c)                                  Performance.  The identity of any person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld.  Once any Tenant Contractor has been approved, then the same Tenant Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant Contractor is no longer approved.  Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work.  Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable laws and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises.  When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit 10.05(c) and such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Tenant Work, and, if the cost of such Tenant Work exceeds [***] also such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord.  If the Tenant Work in any instance requires Landlord’s approval hereunder, Tenant shall reimburse Landlord for Landlord’s reasonable third party, out of pocket costs of reviewing the Construction Documents and proposed Tenant Work and inspecting installation of the same, such reimbursement to be made within thirty (30) days after submission by Landlord of invoices for such costs and expenses.  So long as the Construction Documents and Tenant Work comply with the requirements of this Lease, Tenant’s obligation to reimburse Landlord pursuant to the immediately preceding sentence for review of Construction Documents shall not exceed [***], which amount shall be increased annually to reflect increases in the Consumer Price Index for all Urban Wage Earners and Clerical Workers, All Items, for Boston, Massachusetts published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-84 = 100), with respect to any one project.  At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable Legal Requirements and Landlord’s Rules and Regulations relating to such work.  Each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its requirements and shall not violate existing roof warranties.  Each Tenant Contractor shall work on the Premises without causing delay to or impairing of any guaranties, warranties or the work of any other contractor.

(d)                                 Payment.  Tenant shall pay the entire cost of all Tenant Work, including without limitation any services provided to Tenant or those claiming by or through Tenant in connection with Tenant Work giving rise to a lien pursuant to the Massachusetts General

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Laws, so that the Premises, including Tenant’s leasehold, shall always be free of liens for labor or materials or as otherwise provided under such statutes.  If any such lien is filed, then Tenant shall promptly (and always within twenty (20) days) discharge the same.

(e)                                  LEED Certification.  The Base Building Work has been registered to qualify for Leadership in Energy and Environmental Design (“LEED”) Core & Shell status as established by the U.S. Green Council based on the LEED Core & Shell standards in effect as of the date of such registration.  Any Tenant Work shall comply with the standards necessary to maintain the applicable LEED Core & Shell certification of the Building.

(f)                                    Other.  Tenant must schedule and coordinate all aspects of Tenant Work with the Landlord’s property manager or designated representative.  If an operating engineer is required by any union regulations, Tenant shall pay for such engineer.  If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative (the reasonable costs of which shall be included in Operating Expenses, notwithstanding anything to the contrary set forth in Section 8.01).  No work shall be performed to portions of Building systems that serve other tenants without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision.  Except in case of emergency, at least two (2) business days’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given.  In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be responsible for any fees or charges levied in connection with such alarm.  Tenant shall pay to Landlord such charges as may from time to time be in effect with respect to any such shutdown.  All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants of the Building or disturb Building operations must be scheduled with the Building manager at least twenty-four (24) hours in advance.

Each Tenant Contractor and Tenant shall assure that any Tenant Work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors.  Tenant shall be responsible for, and shall reimburse Landlord for, all actual costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations.  If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Property, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Property.

Upon completion of any Tenant Work, Tenant shall give to Landlord (i) a permanent certificate of occupancy and any other final governmental approvals required for such work, (ii) copies of “as built” plans, (iii) proof of payment for all labor and materials, and (iv) an assignment of all warranties for such Tenant Work to the extent such warranties extend beyond the then-scheduled expiration of the Term in compliance with, and subject to the terms of, such contracts or warranties.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

10.06.              Condition upon Termination.  At the expiration or earlier termination of the Term, Tenant (and all persons claiming through Tenant) shall without the necessity of notice deliver the Premises broom-clean, in compliance with the requirements of Section 10.07 and in good and tenantable condition, reasonable wear and tear and (subject to the provisions of Article 12) damage by casualty or taking excepted.  As part of such delivery, Tenant shall also provide keys (or lock combinations, codes or electronic passes) to any locks in and to the Premises to Landlord; provide Landlord with copies of any owners’ manuals or software required for the operation of equipment or systems remaining in the Premises; remove all signs installed by Tenant wherever located (other than those that are required under applicable laws, such as exit signs), all Tenant Work or Finish Work designated by Landlord for removal by Tenant at the time of approval of such Tenant Work or Finish Work or, with respect to work not requiring Landlord’s approval, at the time Tenant gives notice to Landlord that Tenant is undertaking such work pursuant to this Article 10 (provided, however, that Landlord may only require the removal of Finish Work that results in changes to the structural components (including without limitation columns and floor slabs), exterior walls, and, other than Rooftop Equipment and related Finish Work that is integral to the function of Finish Work installations, equipment or systems that will remain in the Premises in compliance with this Lease, the roof of the Building); and remove all Tenant Property and other personal property whether or not bolted or otherwise attached (provided, however, than in no event shall the items described on Exhibit 10.06, attached, be considered Tenant Property or personal property, and such items shall remain in the Premises notwithstanding anything to the contrary in this Lease).  [***].  Tenant shall repair all damage that results from such removal and restore the Premises substantially to the condition it was in prior to installation of the removed property (including the filling of all floor and wall holes, the removal of all disconnected wiring back to junction boxes and the replacement of all damaged ceiling tiles).  Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the cost of removal and disposal to Landlord upon demand to the extent such cost exceeds the value received, if any, from any sale of such property.  The covenants of this Section shall survive the expiration or earlier termination of the Term.

10.07.              Decommissioning of the Premises.  Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or serving the Premises, and all exhaust or other ductwork in and/or serving the Premises, in each case which has carried or released or been exposed to any Hazardous Substances (as defined in Section 9.04 hereof), and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.07 to be issued.  Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall show:

(a)                                  that the Hazardous Substances described in the first sentence of the immediately preceding paragraph, to the extent, if any, existing prior to such

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

decommissioning, have been removed in accordance with applicable Environmental Laws; and

(b)                                 that Hazardous Substances described in the first sentence of this Section 10.07, if any, have been removed in accordance with applicable Environmental Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws (as defined in Section 9.04 hereof) without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Substances and without giving notice in connection with such Hazardous Substances; and

(c)                                  that the Premises may be reoccupied for office or laboratory use, as applicable, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Substances and without incurring regulatory requirements or giving notice in connection with Hazardous Substances.

Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Substances as Hazardous Substances instead of non-hazardous materials (and in no event shall “special costs” or “special procedures” mean costs or procedures incurred in the removal of any materials, property or equipment that (i) contain Hazardous Substances as a component material, or which component materials are inherently hazardous (i.e., copper piping/wiring), and (ii) are ordinarily and customarily used in connection with first class office use, such as the component parts of light bulbs, joint compounds, ordinary building materials and the like).  The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 10.07, without limiting any other right or remedy, Landlord may, on five (5) Business Days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses incurred by Landlord in connection with such work.  In addition, any such reimbursement shall include a [***] administrative fee [***] to cover Landlord’s overhead in undertaking such work.  Tenant’s obligations under this Section 10.07 shall survive the expiration or earlier termination of this Lease.

ARTICLE 11.

ROOFTOP LICENSE; ANTENNAS

11.01.              Rooftop License.  Effective as of the Commencement Date and subject to Legal Requirements, including without limitation Federal Aviation Administration height restrictions, Landlord grants Tenant the appurtenant and irrevocable (except upon the expiration or earlier termination of this Lease) rights at no additional rental charge, but otherwise subject to the terms and conditions of this Lease, to install, operate, maintain, repair, replace, upgrade and remove, at no additional cost to Tenant and solely for accessory use to operations within the Premises,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

certain equipment customarily installed on rooftops at Class A office and laboratory buildings in the City of Boston including, without limitation, cable, wiring, rooftop antennae, satellite dishes, microwave dishes and other equipment associated with telecommunications on the roof of the Building (the “Rooftop Equipment”) in locations reasonably approved by Landlord (Tenant acknowledging that Landlord requires certain rooftop areas on the roof of the upper mechanical penthouse of the Building for use by other tenants in the Building and for use by Landlord) and as necessary to connect such equipment, in the common areas of the Building.

11.02.              Installation and Maintenance of Rooftop Equipment.  Tenant shall install the Rooftop Equipment at its sole cost and expense (except as otherwise provided with respect to the Finish Work), at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease regarding Tenant Work.  Tenant shall not install or operate the Rooftop Equipment until it receives prior written approval of the Construction Documents in accordance with Section 10.05(a).  Landlord may withhold approval of the installation or operation of the Rooftop Equipment if the same reasonably would be expected to damage the structural integrity of the Building or interfere with Building operations or systems.

Tenant shall engage Landlord’s roofer (or another roofing contractor reasonably approved by Landlord and approved by Landlord’s roof manufacturer) before beginning any rooftop installations or repairs of the Rooftop Equipment, whether under this Article 11 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof.  Tenant shall obtain a letter from Landlord’s roof manufacturer following completion of such work stating that the roof warranty remains in effect, if required pursuant to the terms of the roof warranty.  Tenant, at its sole cost and expense, shall inspect areas on the rooftop where the Rooftop Equipment is located at least twice annually and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of the Rooftop Equipment.  Tenant covenants that the installation, existence, maintenance and operation of the Rooftop Equipment shall not violate any Legal Requirements or constitute a nuisance under law.  Tenant shall pay Landlord on demand (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Equipment under this Article 11 and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation or existence of the Rooftop Equipment.  Landlord shall provide in every other lease of space in the Building that permits rooftop access, and in every license or other agreement regarding use of the roof of the Building, (any of the foregoing, a “Rooftop Agreement”) that if such other tenant’s rooftop equipment interferes with Tenant’s Rooftop Equipment, such other tenant will remove or relocate its equipment as necessary to avoid such interference.  Landlord assumes no responsibility for interference in the operation of the Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by the Rooftop Equipment, but Landlord shall reasonably cooperate with Tenant (at no cost to Landlord) to resolve any such interference and shall use commercially reasonable efforts to (at no cost to Landlord) enforce Landlord’s rights under any Rooftop Agreements to prevent such interference.

11.03.              Interference by Rooftop Equipment.  If Tenant’s Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, or (ii) materially, adversely interferes

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

with any of the Building’s mechanical or other systems, Tenant shall within five (5) business days of notice (which may be by e-mail if given to vertex_operations@vrtx.com or an alternative e-mail address provided to Landlord in writing from time to time) of a claim of interference or damage reasonably cooperate with Landlord to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if Rooftop Equipment caused such interference or damage).  In the event Tenant disputes Landlord’s allegation that Rooftop Equipment is causing a problem with the Building (including, but not limited to, the electrical, HVAC, and mechanical systems of the Building), in writing delivered within five (5) days of receiving Landlord’s notice claiming such interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below.

The parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.

The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  Any such arbitration shall be commenced within ten (10) days after demand (or, if later, appointment of the arbitrator).

Within ten (10) days of appointment, the arbitrator shall determine whether or not the Rooftop Equipment is causing a problem with the Building or Property and/or any other tenants’ equipment in the Building or Property as set forth above, and the appropriate resolution, if any.  The arbitrator’s decision shall be final and binding on the parties.  If Tenant shall fail to cooperate with Landlord in resolving any such interference or if Tenant shall fail to implement the arbitrator’s decision within twenty (20) days after it is issued, Landlord may at any time thereafter and at Tenant’s sole costs and expense relocate the item(s) of the Rooftop Equipment in dispute in a manner consistent with the arbitral decision in addition to pursuing any other remedies under this Lease.

11.04.              Relocation of Rooftop Equipment.  Based solely on Landlord’s good faith determination that such a relocation is necessary for the use of the upper penthouse roof for retail and restaurant tenants of the Building, Landlord reserves the right to cause Tenant to relocate any (x) Rooftop Equipment or (y) any other pipes, ducts, conduits, wires and appurtenant fixtures, in each case to the extent necessary for use of, and access to, the lower penthouse roof to comparably functional space on the roof, penthouse, or Premises, as applicable (which space shall be subject to the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed) by giving Tenant prior notice of such intention to relocate.  If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which such equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then the parties may arbitrate the dispute in accordance with the process set forth

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

in Section 11.03 above.  Landlord agrees to pay the reasonable cost of moving such equipment to such other space, taking such other steps necessary to ensure comparable functionality of equipment, and finishing such space to a condition comparable to the then condition of the current location of such equipment.  Tenant shall arrange for the relocation of the affected equipment within sixty (60) days after a comparable space is agreed upon or selected by Landlord.  Any actions by Landlord in connection with a relocation under this Section 11.04 shall be performed in a manner designed to minimize interference with Tenant’s business.

ARTICLE 12.
DAMAGE OR DESTRUCTION; CONDEMNATION

12.01.              Damage or Destruction of Premises.  If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section, Landlord shall proceed with diligence, subject to then applicable Legal Requirements, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building and any ground lessor) to repair or cause to be repaired such damage (other than any Tenant Work).  In no event shall Landlord be responsible for contributing more than [***] of any deductible or co-payment towards the completion of such repairs unless (a) (i) Tenant and any mortgagee of the Property have agreed that Landlord may carry a larger deductible and (ii) Tenant pays its Pro Rata Share of the amount of any such deductible or co-payment in excess of [***] (it being the intent that Tenant shall share in the payment of such increased deductible in consideration for any savings of Operating Expenses that would result) or (b) Landlord is then maintaining a higher deductible in violation of the provisions of Section 7.04.  All such repairs made necessary by the negligence or willful misconduct of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs are less than the deductible amount in Landlord’s insurance policy.  The cost of any repairs performed under this Section by Landlord at Tenant’s expense (including costs of design fees, financing, and charges for administration, overhead and construction management services by Landlord and Landlord’s contractor) shall constitute Additional Rent hereunder.  All repairs to and replacements of Tenant’s personal property shall be made by and at the expense of Tenant, and Tenant shall promptly restore any Tenant Work, or, if the Lease has been terminated pursuant to the provisions of this Section 12.01, demolish and remove any damaged Tenant Work prior to surrendering the Premises (but in any event only to the extent of insurance proceeds received by Tenant or, if Tenant fails to carry any required insurance hereunder, the insurance proceeds that would have been received by Tenant if Tenant had been maintaining the required coverages).  If the Premises or any part thereof shall have been rendered unfit for use and occupation for the Permitted Use hereunder by reason of such damage, the Base Rent, Tenant’s Pro Rata Share of Total Operating Costs, and (other than then-outstanding amounts of Rent and reimbursements or payments that are not in the nature of an occupancy charge, such as applicable reimbursements of Landlord’s third-party costs under Section 10.05, allocations of excess security services under Section 9.07, reimbursements of Tenant Shortfall under Section 18.01(b), reimbursements under Section 10.04(b), or Additional Rent payable under this Article 12) all other Additional Rent, or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to Tenant Property, and any Tenant Work) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty,

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

plus an additional thirty (30) day period.  Landlord shall not be liable for delays in the making of any such repairs that are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage, provided, however, that Base Rent, Tenant’s Pro Rata Share of Total Operating Costs, and all other Additional Rent (other than then-outstanding amounts of Rent and reimbursements or payments that are not in the nature of an occupancy charge, such as applicable reimbursements of Landlord’s third-party costs under Section 10.05, allocations of excess security services under Section 9.07, reimbursements of Tenant Shortfall under Section 18.01(b), reimbursements under Section 10.04(b), or Additional Rent payable under this Article 12) shall be abated to the extent set forth above during any delay not caused by Tenant.

If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last eighteen (18) months of the Term, as the Term may have been extended, that the cost to repair such damage is reasonably estimated to exceed one-half of the total Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) Legal Requirements prohibit Landlord from restoring the Building to the condition substantially existing prior to such casualty, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee or ground lessor regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant.  If any mortgagee or ground lessor refuses to permit insurance proceeds to be applied to replacement of the Premises, and neither Landlord, such mortgagee or ground lessor has commenced such replacement within three (3) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord and such termination shall be effective on the date specified if such replacement has not then commenced.  In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Article 1 for the end of the Term and the Base Rent and Additional Rent (to the extent not abated as set forth above) shall be apportioned as of such date.

If less than eighteen (18) months remain in the Term at the time of such [***] or (ii) in Landlord’s reasonable estimate the time to restore the Premises will take more than one-half of the then remaining Term, then Tenant may upon thirty (30) days’ prior written notice terminate this Lease provided that such termination election shall be null and void if Landlord completes such restoration within thirty (30) days of such notice or if Tenant exercises its right to extend the term pursuant to Section 3.03(a) of this Lease.

12.02.              Eminent Domain.  In the event that all or any substantial part of the Premises or the Building or the common areas at the Property necessary for use and operation of the Premises or Building are taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then by notice given within three

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at either party’s election thirty (30) days after such notice, and Rent shall be apportioned as of the date of termination.  If this Lease is not terminated as aforesaid, subject to the rights of mortgagees Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any personal property of Tenant, Tenant Work or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration) to a tenantable condition for occupancy by Tenant for the Permitted Uses.  In the event some portion of rentable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Base Rent shall be proportionally abated for the remainder of the Term.  In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

If in the last two years of the Term of this Lease, any Taking renders 50% or more of the Premises untenantable, and in either case restoration of the effects of such Taking cannot be repaired or restored in Landlord’s reasonable estimate within the lesser of one (1) year or one-half of the then-remaining Term from the date of such Taking, Tenant may upon thirty (30) days’ prior written notice terminate this Lease provided that such termination election shall be null and void if Landlord completes such restoration within thirty (30) days of such notice or if Tenant exercises its right to extend the Term pursuant to Section 3.03(a) of this Lease.

Any damages that are expressly awarded to Tenant on account of its relocation expenses, and specifically so designated, shall belong to Tenant.  Except as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable, provided, however, that Tenant shall receive, subordinate to the repayment of any mortgage lender holding a mortgage on the Property out of any amount actually received by Landlord and pari passu with amounts payable to Landlord, an amount equal to the unamortized expense of the Excess Costs actually paid by Tenant under the Work Letter, amortized on a straight line item over the initial Term of this Lease.  Subject to its rights hereunder, Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise.

ARTICLE 13.
ASSIGNMENT AND SUBLETTING

13.01.              Landlord’s Consent Required.  Except for a Permitted Transfer, as defined below, Tenant shall not transfer any part of the Premises or of its interest in this Lease to any other entity, whether by sale, assignment, mortgage, sublease, license, transfer, operation of law (including, without limitation by merger, consolidation, sale or other transfer of all or substantially all of the stock or assets of Tenant, or otherwise) or act of Tenant (each a

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

“Transfer” ) without Landlord’s prior written consent as provided in Section 13.02 below.  Consent to one Transfer does not imply consent to any other Transfer or waive the consent requirement.  Any attempted Transfer without consent shall be void at the election of Landlord.  Any entity to which a Transfer is made is a “Transferee.”

The following transactions (any of them, a “Permitted Transfer”) shall not require the consent of Landlord provided that Landlord shall receive prior notice thereof plus reasonable evidence upon closing that the transaction is in fact one of the following (and provided further that the proposed Transfer complies with all other provisions of this Lease, including, without limitation, this Article 13 (other than the first paragraph of this Section 13.01), does not alter Landlord’s rights under this Lease, and does not impose any additional obligation on Landlord):

(a)                                  Any Transfer to an entity acquiring all or substantially all of the stock or assets of Tenant, whether by way of merger, consolidation, acquisition or otherwise (any such entity, a “Successor Entity”), so long as the resulting tenant under the Lease has a creditworthiness at least equal to or greater than Tenant’s as of the date of this Lease or at the time of proposed Transfer, whichever is greater; or

(b)                                 Any Transfer to an entity directly or indirectly controlled, controlling, or under common control with Tenant (any such entity, a “Related Entity”) so long as in the case of an assignment either the original Tenant or the assignee has a creditworthiness at least equal to or greater than Tenant’s as of the date of this Lease or at the time of proposed Transfer, whichever is greater.  For purposes of this clause (b), “control” shall mean possession of more than 50 percent ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers.

For purposes of this Section 13.01, “substantially all” of Tenant’s assets shall include without limitation the transfer of assets having a value of more than 75% of the total value, as opposed to number, of Tenant’s assets other than (i) by license of the right to use pharmaceutical products developed by Tenant in the ordinary course of Tenant’s business,  or (ii) in an arm’s length transaction in which Tenant obtains market value for such assets and the consideration paid to Tenant is retained by Tenant and available to pay amounts due under the Lease as they become due, and/or otherwise used by Tenant in the ordinary course of business (i.e., such consideration is not distributed to stockholders or otherwise transferred to another party).

Notwithstanding anything to the contrary herein, so long as Tenant’s shares are traded on a nationally recognized stock exchange, any sale of Tenant’s shares shall not be deemed a Transfer subject to the provisions of this Article 13.  Tenant acknowledges that the covenants contained in this Section 13.01 are material to the transaction contained herein and that Landlord shall have, in addition to any other rights and remedies available under this Lease or at law, the right to seek injunctive relief and/or specific performance in order to enforce such covenants.

13.02.              Landlord’s Consent.  Tenant’s request for Landlord’s consent to any Transfer shall be made at least thirty (30) days prior to the effective date of the proposed Transfer, describe the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, and the financial terms of the proposed Transfer (e.g., payments in

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

consideration of the proposed Transfer, term, rent and security deposit); Tenant shall also provide any other information Landlord reasonably deems relevant, including without limitation the proposed form of Transfer documentation.  Landlord shall not unreasonably withhold, condition or delay (more than ten (10) business days following receipt of Tenant’s request for consent with all information required herein) its consent to any assignment or subletting of the Premises, provided that Tenant is not then in default under this Lease (following the giving of notice of such default, where applicable) but it shall not be deemed unreasonable for Landlord to deny consent for the following reasons, among others:  [***].

[***].

At Landlord’s election, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the Profits on any Transfer other than a Permitted Transfer as and when received by Tenant, unless Landlord notifies Tenant and the Transferee that the Transferee shall pay Landlord’s share of the Profits directly to Landlord.  “Profits” means (A) all rent, fees and other consideration paid for or in respect of the Transfer, including fees in excess of reasonable amounts under any collateral agreements (the intent being to prohibit Tenant from shifting occupancy costs to collateral agreements), less (B) the Rent and other sums payable under this Lease (or if the Transfer is a sublease of part of the Premises, allocable to the subleased premises) and all reasonable costs and expenses directly incurred by Tenant for reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required by the Transfer, and reasonable legal fees (collectively, “Transfer Expenses”).  Without limiting the generality of the first sentence of this section, any lump-sum payment or series of payments (including for the purchase or use of Tenant Work and Finish Work) on account of any Transfer shall be deemed to be Profits to the extent to which such lump sum payments exceed the sum of (x) the present value of the Rent and other charges to be paid hereunder discounted at the rate of four percent (4%) and (y) Tenant’s Transfer Expenses (pro rated based (a) on floor area in the case of a subletting, license or other occupancy of less than the entire area of the Premises and (b) over the remaining Term).  Tenant may recover these reasonable costs and expenses before paying Profits to Landlord.  Tenant shall give Landlord a written statement certifying all amounts to be paid from any Transfer (including any collateral agreements) within thirty (30) days after the transfer agreement is signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statements.  On written request, Tenant shall promptly furnish to Landlord copies of all Transfer documents, certified by Tenant to be complete, true and correct.

13.03.              No Release.  Notwithstanding any Transfer and whether or not the same is consented to, the liability of Tenant to Landlord shall remain direct and primary.  Any Transferee (other than a subtenant of less than all or substantially all of Tenant’s interest in the Premises) shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease; and such Transferee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be a default).  Tenant hereby irrevocably authorizes Landlord, upon the occurrence of a default (following the giving of notice of such default, where applicable) to collect Rent from any Transferee (and upon notice any Transferee shall pay directly to Landlord) and apply the net amount collected to the Rent and other charges reserved under this Lease.  No Transfer (whether

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

or not consented to by Landlord, and whether or not such consent is required) shall be deemed a waiver of the provisions of this Section, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease.  The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such Transferee.  Notwithstanding anything to the contrary in the documents effecting the Transfer, Landlord’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.

13.04.              [***].  In the event that Tenant disputes [***], either party may submit such dispute to mediation and the parties shall seek to identify [***] a mutually acceptable mediator, who shall mediate the dispute in accordance with the AAA Commercial Mediation Rules, except that the mediator selected pursuant to this paragraph shall act as the administrator of the mediation and shall have all of the powers and duties conferred on the AAA pursuant to said Rules.  Any conflicts between said Rules and this paragraph shall be resolved in favor of this paragraph.  If the parties are unable or fail timely to agree upon the mediator, upon request of either party, the dispute shall be submitted for mediation to Boston office of the AAA or its successor entity.  If neither the AAA nor any successor entity exists at the time of the dispute, the dispute shall be submitted for mediation to the largest private provider of dispute resolution services then doing business in the greater Boston area.

Attendance at the mediation shall be limited to the parties and their counsel.  All information exchanged or presented to the mediator in these proceedings, whether in oral, written, or other form, and the results of the proceedings, shall be confidential and except as required by law shall not be disclosed to any person or entity, without prior written permission from both parties.  A party offering evidence or information in mediation shall not be precluded thereby from offering that evidence or information in any other proceeding.  The mediation proceeding shall take place, and the mediator shall issue his or her report, within [***] following the submission of the dispute to mediation.  Following any such mediation, if any such dispute remains unresolved, either party may initiate litigation to resolve such dispute and, notwithstanding anything to the contrary contained in this paragraph, the mediator’s report shall be admissible in any such court proceeding as evidence.

[***].

13.05.              [***] Tenant shall deliver to Landlord (i) a true and complete copy of the fully executed instrument or instruments evidencing any Transfer, and (ii) a written agreement of the Transferee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such Transferee.  [***].

ARTICLE 14.

EVENTS OF DEFAULT AND REMEDIES

14.01.              Covenants and Conditions.  Tenant’s performance of each of its obligations under this Lease is a condition as well as a covenant.  Tenant’s right to continue in possession of the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Premises is conditioned upon such performance.  Time is of the essence in performance of all covenants and conditions set forth herein.

14.02.              Events of Default.  If Tenant fails to pay amounts of Base Rent or regular monthly recurring payments of Additional Rent (such as Operating Costs or parking charges) when due and such default continues for five (5) days, or, with respect to any non-recurring payment of Additional Rent, fails to pay any such Additional Rent when due and such default continues for five (5) days following notice from Landlord, or if more than three default notices are properly given in any 12-month period, or if Tenant (or any Transferee of Tenant) makes any Transfer of the Premises in violation of this Lease, or if a petition is filed by Tenant (or any Transferee) for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition is filed against Tenant (or any transferee) and such petition filed against Tenant or any transferee is not dismissed within sixty (60) days thereafter, or if any representation or warranty made by Tenant is untrue in any material respect, or if Tenant fails to perform any other covenant or condition hereunder and such default continues longer than any period (following notice, if expressly required) expressly provided for the correction thereof (and if no period is expressly provided then for thirty (30) days after notice is given, provided, however, that such period shall be reasonably extended in the case of any such non-monetary default that cannot be cured within such period (but in any event shall not exceed 180 days in the aggregate) only if the matter complained of can be cured, Tenant begins promptly and thereafter diligently completes the cure, and Tenant gives Landlord notice of such intent to cure within ten (10) days after notice of such default), then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without further demand or notice in accordance with process of law, enter upon any part of the Premises in the name of the whole, or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate.  Any default beyond applicable notice and cure periods by Tenant is referred to herein as an “Event of Default”.  At Landlord’s election such notice of termination may be included in any notice of default, subject to any applicable cure period.  Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any, to the extent such rights may be waived).  If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent.  Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

14.03.              Remedies for Default.

(a)                                  Reletting Expenses Damages.  If the Term of this Lease is terminated for default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs, including reasonable attorneys fees, related to

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Tenant’s default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like (together, “Reletting Expenses”).  It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability.  Landlord shall use reasonable efforts to relet the Premises.  Any such obligation to relet will be subject to Landlord’s reasonable objectives of developing its property and the Project in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like.  Landlord’s Reletting Expenses together with all other sums provided for whether incurred prior to or after such termination will be due upon demand.

(b)                                 Termination Damages.  If the Term of this Lease is terminated for default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated.  In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all Rent that has not then been paid by Tenant, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c)                                  Lump Sum Liquidated Damages.  If this Lease is terminated for default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages a single lump sum payment equal to either (x) the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus, (ii) the excess of the present value of all of the Rent reserved for the residue of the Term (with Additional Rent deemed to increase 5% in each year on a compounding basis) over the present value of the aggregate fair market rent and Additional Rent payable (if less than the Rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord) or (y) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant under this Lease.  (The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (x)(ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the AAA closest to the Property, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least ten (10) years experience in the leasing of 1,000,000 or more square feet of floor area of buildings similar in character and location to the Premises, and who shall not be affiliated with either Landlord

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years, whose decision shall be conclusive and binding on the parties.)

(d)                                 Remedies Cumulative; Jury Waiver; Late Performance.  The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised at the same time except where this Lease specifically provides otherwise, such as the provisions of Sections 14.03(b) and (c) and the provisions of Sections 14.03(c)(x) and (y).  Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time, but not to exceed the limitations set forth in this Section 14.03; and Tenant agrees that the fair value for occupancy of all or any part of the Premises at all times shall never be less than the Base Rent and all Additional Rent payable from time to time.  Tenant shall also indemnify and hold Landlord harmless in the manner provided in Section 9.02 if Landlord shall become or be made a party to any claim or action necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended.  LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, in the county where the Premises are located.

(e)                                  Waivers; Accord and Satisfaction.  No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions.  Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach.  No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent.  No endorsement or statement on any check or in any letter accompanying any check or payment shall be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy.  The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice.  Tenant shall not interpose any counterclaim or counterclaims (other than compulsory counterclaims that would be lost if not interposed) in a summary proceeding or in any action based on non-payment of Rent.

(f)                                    Landlord’s Curing.  If Tenant fails to perform any covenant within any applicable cure period, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant.  Tenant shall upon demand reimburse Landlord’s cost (including reasonable attorneys’ fees) of so performing on demand as Additional Rent.  Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or Building or possible injury to persons, or to protect Landlord’s interest in the Premises or Building.

ARTICLE 15.

PROTECTION OF LENDERS

15.01.              Subordination and Superiority of Lease.  Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; provided that any subordination of this Lease shall be conditioned upon Landlord delivering to Tenant a written, recordable subordination, non-disturbance and attornment agreement from the mortgagee seeking to have this Lease subordinated to its interest in the form attached as Exhibit 15.01 (or in such other form as such mortgagee may reasonably request).  Tenant shall not be required to execute any subordination, non-disturbance and attornment agreement and this Lease shall not be subordinate to any junior mortgage where a mortgagee having priority over such junior mortgage has prohibited execution of a further subordination, nondisturbance and attornment agreement in any agreement with Tenant and has not consented to Tenant so executing a subordination, nondisturbance and attornment agreement with respect to such junior mortgage.  Landlord represents and warrants that the only mortgage to which this Lease is subject as of the execution date is that certain mortgage (the “Existing Mortgage”) to Anglo Irish Bank Corporation plc, dated September 29, 2005, and recorded at Book 38144, Page 301 of the Suffolk County Registry of Deeds.  Landlord shall provide to Tenant, within 45 days after the date of this Lease, a written agreement from the lender (and upon which Tenant may rely) under the Existing Mortgage confirming that such lender will deliver a discharge or partial release of the Existing Mortgage upon the issuance of a building permit and closing of the construction loan for the Base Building Work.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee, if any.  Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein).  Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such Mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord.  The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

ground or improvements lease) of the Premises.  This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the subordination, nondisturbance and attornment agreement in the form of Exhibit 15.01 (or in such other form as such mortgagee may reasonably request).

15.02.              Attornment.  If Landlord’s interest in the Property is acquired by mortgagee or purchaser at a foreclosure sale, Tenant shall, at the election of such mortgagee or purchaser, attorn to the transferee of or successor to Landlord’s interest in the Property and recognize it as Landlord under this Lease.  Tenant waives the protection of any statute or rule of law which gives Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease (nothing in this clause (i) being deemed to relieve any mortgagee succeeding to the interest of Landlord hereunder of its continuing obligations as landlord under this Lease from and after the date of such succession), (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the mortgagee, or bound by the indemnity set forth in Section 9.04, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant or the payment of the Finish Work Allowance, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee.  Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease.  Nothing in the preceding sentences of this Section 15.02 shall prohibit Tenant from exercising its right to terminate this Lease pursuant to Section 3.01(c) and clause (x) of Section 3.01(e) of this Lease on the conditions set forth therein.  Notwithstanding the foregoing, in the event that mortgagee or, other than an entity controlling, controlled by or under common control with Landlord, a purchaser at a foreclosure sale (a “Successor”) succeeds to the interest of Landlord prior to the completion of Building (including Base Building and Finish Work), such Successor shall have thirty (30) days to send written notice to Tenant stating whether or not it intends to be bound to perform work remaining to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant and agrees to advance the Finish Work Allowance.  For the purposes of the immediately preceding sentence, control shall have the meaning set forth in Section 13.01(b).  In the event in such notice it states that it intends to be so bound, then such provisions of this Lease shall be binding on the Successor.  In the event the Successor states that it does not intend to be so bound or fails to timely provide notice to Tenant within such thirty (30) day period, then (A) prior to the date that Tenant has made Tenant’s first payment towards the Excess Costs under the FW Contract under the Work Letter, Tenant shall have the right, by written notice to the Successor (a “Succession Election Notice”) within sixty (60) days following notice of such acquisition, to

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

either (I) terminate this Lease, or (II) continue this Lease, deposit such Excess Costs in escrow with the Successor to be held and disbursed against the costs to construct the Finish Work as they are incurred on behalf of Tenant in the manner provided under the Work Letter, and complete the Finish Work itself at its expense and otherwise in accordance with the terms of this Lease and (to the extent the Finish Work Allowance is not disbursed by the Successor) reduce the Rent by the amount of the unadvanced Finish Work Allowance amortized over the Term with interest at the rate of 8% per annum; or (B) from and after the date that Tenant has made Tenant’s first payment towards the Excess Costs under the FW Contract under the Work Letter, Tenant shall have the right, by giving a Succession Election Notice to the Successor within sixty (60) days following notice of such acquisition, to either (X) terminate this Lease, or (Y) continue this Lease and complete the Finish Work itself at its expense and otherwise in accordance with the terms of this Lease and (to the extent the Finish Work Allowance is not disbursed by the Successor reduce the Rent by the amount of the unadvanced Finish Work Allowance amortized over the Term with interest at the rate of 8% per annum; provided, however, that the Successor can render any Succession Election Notice pursuant to clause (A) or (B), above, null and void and of no force and effect if, within thirty (30) days after the giving of such notice by Tenant, the Successor agrees to be bound by the applicable provisions of this Lease.  Tenant’s failure to give a Succession Election Notice in the time period(s) required above shall be deemed to be an election pursuant to the clause (II) or (Y) of the immediately preceding sentence, as applicable.

15.03.              Rent Assignment.  If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Sections 15.01 and 10.02(b), the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Premises after foreclosure or voluntary deed in lieu of foreclosure.

15.04.              Other Instruments.  The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee, consistent with the terms of this Lease with respect to the rights of Tenant, and further agrees that its failure to do so within ten (10) days after written request shall be a default for which this Lease may be terminated without further notice.  Without limitation, where Tenant in this Lease indemnifies or otherwise covenants for the benefit of mortgagees, such agreements are for the benefit of mortgagees as third party beneficiaries; and at the request of Landlord, Tenant from time to time will confirm such matters directly with such mortgagee.

15.05.              Estoppel Certificates.  Within ten (10) days after request by a party to this Lease, the other party shall execute, acknowledge and deliver a written statement certifying:  (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to the knowledge of the party executing the certificate, the party requesting such certificate is not in default under this Lease (or, if in default, describing it in reasonable detail); and (v) such other information with respect

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

this Lease as may be reasonably requested or which any prospective purchaser or encumbrancer of the Property may require (which with respect to a statement requested of the Tenant may include whether the Tenant then meets the Financial Standard).  [***].  The party receiving any such statement may deliver the statement to any such prospective purchaser or encumbrancer, or with respect to a statement requested by Tenant, Tenant’s auditor, which may rely conclusively upon such statement as true and correct.  The party requesting such estoppel certificate shall promptly reimburse the other party upon written demand for the reasonable out-of-pocket attorneys’ fees and expenses incurred to review, modify, and prepare such certificate, but in any event not to exceed $1,500 in any one instance.

ARTICLE 16.
MISCELLANEOUS PROVISIONS

16.01.              Landlord’s Consent Fees.  In addition to fees and expenses in connection with Tenant Work, as described in Section 10.05, Tenant shall pay Landlord’s reasonable fees and expenses, including legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 13 (Assignment and Subletting) or in connection with any other act by Tenant which requires Landlord’s consent or approval under this Lease.

16.02.              Notice of Landlord’s Default.  Tenant shall give notice of Landlord’s failure to perform any of its obligations under this Lease to Landlord, and to any mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been given to Tenant.  Landlord shall not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice.  However, if such non-performance requires more than thirty (30) days to cure, such period shall be reasonably extended in the case of any such non-performance that cannot be cured by the payment of money where such non-performance can be cured (but in any event shall not exceed 180 days in the aggregate), and Landlord begins promptly within said thirty (30) day period and thereafter diligently completes the cure.  In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord under this Lease.

16.03.              Quiet Enjoyment.  Landlord agrees that, so long as Tenant is not in default under the terms of this Lease, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease.

16.04.              Cooperation With Accounting.  Upon the written request of Tenant, not more often than quarterly (other than as set forth in the Work Letter), Landlord will provide Tenant with financial information with respect to Operating Expenses and Taxes incurred to date for the then-current year (including capital expenditures for the Building even if not includable within Operating Expenses hereunder) to the extent available to Landlord, as is reasonably required by Tenant’s accountants and auditors for Tenant to comply with lease accounting requirements applicable to Tenant (provided that nothing herein shall be deemed to expand, modify or limit Tenant’s rights under Article 4 of this Lease, and any such information and Tenant’s rights to the same shall be subject to the provisions of Section 4.06 as if it were an audit of Landlord’s books

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

and records).  Tenant shall reimburse Landlord for the reasonable out-of-pocket costs to provide such information as Additional Rent within 30 days after invoice.

16.05.              Notices.  All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Article 1, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) delivered by a national overnight delivery service that maintains delivery records.  All notices shall be effective upon delivery (or refusal to accept delivery).  Either party may change its notice address upon written notice to the other party.  Notices under this Lease may be given by counsel for either party.

16.06.              No Recordation.  Tenant shall not record this Lease.  Either Landlord or Tenant may require that a statutory notice, short form or memorandum of this Lease executed by both parties be recorded.  Tenant may record any subordination agreement (notifying Landlord of the date and book and page number) or request Landlord to record it on Tenant’s behalf.  The party requesting or requiring such recording shall pay all expenses, transfer taxes and recording fees.

16.07.              Corporate Authority.  Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant has duly executed and delivered this Lease; (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (e) this Lease is a valid and binding obligation of Tenant in accordance with its terms.  This warranty and representation shall survive the termination of the Term.

Landlord represents and warrants that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this Lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provisions of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (e) this Lease is a valid and binding obligation of Landlord in accordance with its terms.  This warranty and representation shall survive the termination of the Term.

16.08.              Joint and Several Liability.  If more than one party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant.

16.09.              Force Majeure.  Except where Force Majeure is expressly excluded elsewhere in this Lease, if a party cannot perform any of its obligations due to events beyond its reasonable control (other than the inability to make payments when due), the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events.  Events

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

beyond a party’s reasonable control include without limitation acts of God, war, civil commotion, labor disputes, strikes, terrorist attacks, fire, flood or other casualty, the inability to obtain labor or material from customary sources on customary terms, government regulation or restriction (as distinguished from inability to obtain permits in the ordinary course), abnormal weather conditions (meaning circumstances in which adverse weather conditions significantly exceed those that have historically been encountered, or may reasonably be expected to be encountered, at the Property, and, with respect to the construction of Landlord Work, solely to the extent the applicable contractor is entitled to a delay in time for performance on account of such abnormal weather conditions), neglects or delays of the other party, or any similar event to the foregoing.  Events described in this Section 16.09 are referred to herein as “Force Majeure”.

16.10.              Limitation of Warranties.  Landlord and Tenant expressly agree that, other than those warranties expressly set forth in this Lease, there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease.

16.11.              No Other Brokers.  Landlord and Tenant represent and warrant to each other that the Broker(s) named in Article 1 are the only agents, brokers, finders or other parties with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property.  Landlord and Tenant agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including attorneys’ fees and expenses, asserted by any party other than the brokers named in Article 1 based upon dealings of that party with the indemnifying party.  Landlord shall be responsible for the payment of any brokerage fees to the brokers named in Article 1.  The provisions of this Section shall survive the Term or early termination of this Lease.

16.12.              Applicable Law and Construction.  This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the state where the Property is located without regard to principles of choice of law or conflicts of law.  A facsimile signature to this Lease shall be sufficient to prove the execution by a party.  If any provisions shall to any extent be invalid, the remainder shall not be affected.  Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them.  There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises.  This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant.  The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13.  The titles are for convenience only and shall not be considered a part of this Lease.  This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease.  If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the purported exercise shall be ineffective.  The enumeration of specific

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

examples of a general provision shall not be construed as a limitation of the general provision.  Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion.  The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant and approved by the holder of any mortgage of the Premises having the right to approve this Lease.  Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant.  This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible.  If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.

16.13.              Construction on the Property or Adjacent Property.

(a)                                  Tenant acknowledges that Landlord and/or its affiliates is or are undertaking or may undertake major renovations and/or construction at the Project.  Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance, or repair of the Project, to subject the Property and its appurtenant rights to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof, for access and egress, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Project and to subject the Property to such other rights, agreements, and covenants for such purposes as Landlord may determine.  Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters that do not materially interfere with Tenant’s use of the Premises.  Neither Tenant nor any persons acting under Tenant shall take any action to oppose the Project, nor, to the extent within Tenant’s control, shall the Tenant knowingly permit any Tenant Parties to take any action in opposition to the Project.

Landlord and its affiliates and their respective agents, employees, licensees and contractors shall also have the right to enter on the Property or Building to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Building; to erect scaffolding and protective barricades around, within or adjacent to the Building; and to do any other act necessary for the safety of the Building or the expeditious completion of such work.  Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section provided that Landlord complies with this Section 16.13.  [***].  For the purposes of mitigating against potential adverse impacts on Tenant’s operations as a result of activities permitted under this Section

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

16.13, Landlord and Tenant agree to cooperate with each other as is reasonably required during the design of the Finish Work and any Tenant Work to identify reasonable measures to reduce vibration risk to any unusually vibration-sensitive Tenant equipment in the Premises.

16.14.              Confidentiality of Information.

Landlord agrees to hold any proprietary information identified as confidential by Tenant in writing and supplied to Landlord pursuant to this Lease, excluding any information required to be filed with a governmental agency (“Confidential Information”) in confidence.  Notwithstanding the foregoing, Landlord may disclose such Confidential Information to its attorneys, accountants, property managers, real estate brokers, investors, lenders, attorneys, and consultants in connection with the financing or sale of the Property or Landlord’s review of such information to the extent (a) such parties need to know the Confidential Information for the purpose of evaluating the proposed transaction, (b) Landlord informs such parties of the confidential nature of the Confidential Information and (c) such parties agree to hold the Confidential Information in confidence.  Landlord will use reasonable efforts to cause such parties to observe the terms of this agreement, and Landlord will be responsible for any breach of this provisions by any such parties.

Landlord acknowledges and agrees that Tenant shall not have an adequate remedy at law in the event of a breach of this provision by Landlord, that Tenant will suffer irreparable damage and injury if Landlord breaches this Section 16.14, and that Tenant, in addition to any other rights and remedies available under this Lease or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Landlord from committing or continuing any violation of this Section 16.14.

The term “Confidential Information” does not include information that (i) is publicly known at the time of delivery, (ii) subsequently becomes publicly known through no breach of this Section 16.14 by Landlord or its representatives, (iii) Landlord can demonstrate was in its possession at the time of disclosure and was not acquired by it directly or indirectly from Tenant on a confidential basis, (iv) becomes available to Landlord on a non-confidential basis from a source other than the Tenant and which source, to the best of Landlord’s knowledge, is not under an obligation of confidence to Tenant or (v) is disclosed in the course of litigation between Landlord and Tenant or Landlord and any other third party.

16.15.              Equal Employment Opportunity.  If and to the extent applicable to each of them, Landlord and Tenant shall comply with the requirements of 41 C.F.R. Sections 60-1.4(a)(7), 60-300.5(d), 60-741.5(d), and 29 C.F.R. part 471, Appendix A to Subpart A.

ARTICLE 17.
SECURITY DEPOSIT

17.01.              Letter of Credit.  If, at any time following the Telaprevir Approval, Tenant has an unrestricted cash, cash equivalent and marketable securities balance of [***], as determined in accordance with generally accepted accounting principles, consistently applied (the “Financial Standard”) then Tenant shall provide to Landlord as security for the performance of the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

obligations of Tenant hereunder a letter of credit in the amount specified in Section 1.13 in accordance with this Section (as renewed, replaced, and/or reduced pursuant to this Section, the “Letter of Credit” ).  The Letter of Credit shall be in the form attached as Exhibit 17.01 to this Lease or such other form as Landlord may reasonably approve.  If there is more than one Letter of Credit so delivered by Tenant, such Letters of Credit shall be collectively hereinafter referred to as the “Letter of Credit”.  The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office in Boston, Massachusetts, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating either (a) that Landlord is entitled to draw on the Letter of Credit in accordance with this Lease or (b) that Tenant has not delivered to Landlord a new Letter of Credit having a commencement date immediately following the expiration of the existing Letter of Credit in accordance with the requirements of this Lease, (iii) shall be payable to Landlord and its successors in interest as the Landlord and shall be freely transferable at nominal cost, (iv) shall be for an initial term of not less then one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least sixty (60) days prior to the scheduled expiration date, give Landlord written notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord.  Notwithstanding the foregoing, the term of the Letter of Credit for the final period of the Term shall be for a term ending not earlier then the date sixty (60) days after the last day of the Term.

If (x) Tenant shall be in default under this Lease, after the expiration of any applicable notice or cure period (or if transmittal of a default or other notice is stayed or barred by applicable bankruptcy or other law); (y) not less then thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit having a commencement date immediately following the expiration of the existing Letter of Credit in accordance with this Section; or (z) (i) the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody’s, Standard & Poor’s or similar national rating agency reasonably identified by Landlord) is downgraded to a grade below investment grade; or (ii) the issuer of the Letter of Credit enters into any supervisory agreement with any governmental authority; or (iii) the issuer of the Letter of Credit fails to meet any capital requirements imposed by applicable law, then, in any of such events under this clause (z), unless Tenant delivers to Landlord a replacement Letter of Credit complying with the terms of this Lease within ten (10) days after demand therefor from Landlord, Landlord shall have the right to draw upon the Letter of Credit in full or in part without giving any further notice to Tenant.  Such failure to timely deliver a new Letter of Credit pursuant to this Section 17.01 shall be deemed to be an Event of Default by Tenant (without the necessity of further notice or cure period notwithstanding anything in this Lease to the contrary).  Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s default and/or any other damages to which Landlord is entitled under this Lease.  Any funds drawn by Landlord on the Letter of Credit and not applied against amounts due hereunder shall be held by Landlord as a cash security deposit, provided that Landlord shall have no fiduciary duty with regard to such amounts, shall have the right to commingle such amounts with other funds of Landlord, and shall pay no interest on such amounts.  After any application of the Letter of Credit against amounts due hereunder by Landlord in accordance with this paragraph, Tenant shall reinstate the Letter of Credit to the amount then required to be maintained hereunder, within thirty (30) days of demand.  Within sixty (60) days after the expiration or earlier termination of the Term the

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

Letter of Credit and any cash security deposit then being held by Landlord, to the extent not applied, shall be returned to Tenant provided that no default of which Tenant then has notice (to the extent that such notice is required) is then continuing.

17.02.              Letter of Credit Pledge.  The Landlord may pledge its right and interest in and to the Letter of Credit to any mortgagee or ground lessor and, in order to perfect such pledge, have such Letter of Credit held in escrow by such mortgagee or ground lessee or grant such mortgagee or ground lessee a security interest therein.  In connection with any such pledge or grant of security interest by the Landlord to a mortgagee or ground lessee (“Letter of Credit Pledgee”), Tenant covenants and agrees to cooperate as reasonably requested by the Landlord, in order to permit the Landlord to implement the same on terms and conditions reasonably required by such mortgagee or ground lessee.  In the event that the Letter of Credit is ever held by any party in escrow including but not limited to a Letter of Credit Pledgee, Landlord shall provide in the documentation of any such escrow or pledge or other assignment of the Letter of Credit to a Letter of Credit Pledgee, and the Letter of Credit Pledgee or other party given possession of the Letter of Credit shall agree, that the Letter of Credit Pledgee or such other party shall release the Letter of Credit in the event Landlord is required to release the Letter of Credit pursuant to Section 17.04 hereunder.

17.03.              Transfer of Security Deposit.  In the event of a sale or other transfer of the Building or transfer of this Lease, Landlord shall transfer the Letter of Credit to the transferee, and Landlord shall thereupon be released by Tenant from all liability for the return of such security.  The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee.  Tenant shall be responsible for any of the costs associated with such transfer that are in excess of nominal costs.  Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the proceeds thereof, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

17.04.              Release of the Security Deposit.  At any time (but no more than once per calendar year) after Tenant provides the Letter of Credit hereunder, if Tenant meets the Financial Standard and provided that there is not an ongoing Event of Default hereunder at the time of such request, Landlord shall release the Letter of Credit, if any, then held by Landlord.  If Landlord has so released the Letter of Credit (whether one or more times), and thereafter Tenant fails to meet the Financial Standard, as reasonably determined by Landlord, Tenant shall, within ten (10) days thereafter, be obligated to reinstate the Letter of Credit.

17.05.              Reporting Obligations.  Unless Tenant is a public company, and Tenant’s applicable quarterly and annual filings clearly set forth the information necessary to determine whether Tenant meets the Financial Standard in connection with the periodic determination of whether Tenant meets the Financial Standard, Tenant shall, upon request in each instance by Landlord, furnish to Landlord the following: (x) within sixty (60) days after each of its first three fiscal quarters during each fiscal year of the Term (and ninety (90) days after the fourth fiscal quarter during each fiscal year) an unaudited financial statement of Tenant together with a letter from the chief financial officer of Tenant stating, to the best of his or her knowledge, whether or not Tenant meets the Financial Standard (together with a copy of the most recently filed United States Securities and Exchange Commission form 10Q, if Tenant is lawfully required to file such

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

a report), and (y) within one hundred fifty (150) days after each of Tenant’s fiscal years during the Term audited financial statements of the Tenant for the prior fiscal year (together with a copy of the most recently filed United States Securities and Exchange Commission form 10K, if Tenant is lawfully required to file such a report).  If any of the financial documentation required under Section 17.05 is not provided when required, and if Tenant fails to furnish the same to Landlord within fifteen (15) days of Landlord’s written request therefor, and if Tenant has not cured such failure within five (5) business days after receiving a second written request from Landlord (provided both of such notices contain a prominent reference to this Section in bold print stating that the failure to provide such financial statements shall result in a default under this Lease), then Tenant shall be in default under this Lease and the unrestricted cash, cash equivalent and marketable securities of the Tenant shall be deemed to be zero until financial statements are provided in accordance with this Section 17.05. Unless public by other means, Landlord will maintain confidential such statements, except as required by applicable law or Court order; however Landlord may provide information from such statements to Landlord’s accountants, lenders, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord’s confidentiality obligation.

ARTICLE 18.
GOVERNMENT INCENTIVES

18.01.              Government Incentives.

(a)                              The parties acknowledge that Landlord or an affiliate of Landlord has submitted to The Commonwealth of Massachusetts an application for approval of the Project as an Economic Development District under St. 2006, c.293 §§5-12, as amended by St. 2008, c.129 (the “I3 Program”) for state infrastructure development assistance that will finance, through tax exempt bonds issued by The Massachusetts Development Finance Agency, the cost of certain of the utilities, streets, sidewalks, water transportation facilities, parks and other public infrastructure to be constructed at the Project in the amount of $50,000,000.00 pursuant to a Preliminary Economic Development Proposal dated April 8, 2011, as supplemented on April 22, 2011, to the Secretary of the Massachusetts Executive Office of Administration and Finance (the “Secretary”), the Mayor of the City of Boston, the Massachusetts Development Finance Agency (the “Agency”) and the Commissioner of the Massachusetts Department of Revenue, a copy of which has been provided to Tenant (the “Preliminary Application”).  Pursuant to the Preliminary Application and the I3 Program, such bonds would be paid by dedication of new state tax revenue from income taxes to be generated by eligible new jobs created by Tenant in the Building and the premises leased under the Building A Lease and, to the extent includable under the I3 Program, the Building F Lease and the Building E Lease.  Tenant shall reasonably cooperate with Landlord and/or an affiliate of Landlord in providing employment and wage information in connection with such application and the I3 Program.  Landlord shall use commercially reasonable, good faith efforts to obtain approval for the funding of such infrastructure development under the I3 Program, including without limitation, the submission of an Economic Development Proposal (the “Final Application”) to the Secretary and the Agency for final approval if the Preliminary Application (as it may be supplemented or amended in accordance with the I3 Program) is approved by the Secretary and the City of Boston, but it shall

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

not be a default of the Landlord hereunder if the Preliminary Application or the Final Application is not so approved or if by reason of any condition in the approved Final Application any portion of the bonds are not issued.  Landlord’s obligations under this Section 18(a) and Section 18(b) below shall terminate on the earlier to occur of the date that either the Preliminary Application or the Final Application for coverage under the I3 Program is first denied or rejected, whether by the City of Boston, the Secretary, the Agency or any other state agency with jurisdiction over the I3 Program, or the I3 Program is no longer in full force and effect.

(b)                                 Tenant shall be entitled to an increase in the Finish Work Allowance equal to an amount (the “I3 Amount”) equal to forty-nine percent (49%) of the amount of the net proceeds (i.e. net of all transaction and issuance costs associated therewith incurred by Landlord or its affiliates) of that portion of the state infrastructure development assistance actually received by the Landlord or its affiliates for the Project based upon the new state tax revenue from eligible new jobs created by Tenant to the extent approved by the Commonwealth of Massachusetts (the “Tenant Supported Bonds”), as such assistance is actually received from time to time by Landlord or its affiliates on account of I3 Program funds obtained pursuant to the application by Landlord as described in Section 18(a), above.  If and to the extent that Landlord or any of its affiliates is required to reimburse the City of Boston the amount of any shortfall of the allocable debt service apportioned to the Property under the I3 Program (the “Tenant Shortfall”) from time to time, in consideration of any Finish Work Allowance actually received by Tenant on account of the I3 Program, then Tenant shall pay to Landlord, as Additional Rent, one hundred percent (100%) of the amount of any Tenant Shortfall that Landlord is required to pay (whether contractually, through liens placed by the City of Boston on the Property, or otherwise) within thirty (30) days following written demand by Landlord so that Landlord can pay such amounts as and when due from Landlord or an affiliate of Landlord to the City of Boston.  From and after the date the Final Application is approved, if Tenant is entitled to an increase in the Finish Work Allowance pursuant to the terms of this subsection (b), then Tenant shall provide to Landlord, within 10 days of Landlord’s written request from time to time, such information regarding the number of Tenant’s current and projected employees, payroll, and income taxes withheld thereon as may be required for compliance by Landlord or any affiliate of Landlord with respect to Chapter 293 §§ 5 through 12 of the 2006 Massachusetts Acts and Resolves,  as amended by Chapter 129 of the 2008 Massachusetts Acts and Resolves; 801 C.M.R 51.00 et seq;  and Technical Information Release 08-18 issued by the Massachusetts Department of Revenue.  Tenant’s obligations to pay any Tenant Shortfall to Landlord pursuant to this paragraph shall survive the termination or earlier expiration of this Lease.

(c)                                  Prior to the Final Commencement Date, Landlord and Landlord affiliates shall reasonably cooperate with Tenant at no cost and expense to Landlord and Landlord affiliates in applying for available forms of state financial assistance for life science companies at the Building, including without limitation for a MassWorks Infrastructure Program grant (a “MIP grant”), if legally possible.  Such cooperation shall include Landlord’s (and as applicable, Landlord affiliates’) application for a MIP grant to be used for infrastructure costs at the Project, if legally possible.  Landlord will increase the Finish Work Allowance by an amount equal to forty-nine percent (49%) of the amount of the net proceeds (i.e. net of all transaction costs incurred by Landlord or its affiliates) of any MIP grant or financial assistance actually received by Landlord expressly by reason of Tenant’s tenancy in the Premises and as a result of an

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

application filed prior to the Commencement Date, as such MIP grant funds or other assistance are actually received from time to time by Landlord.  Landlord shall use commercially reasonable, good faith efforts to obtain a MIP grant for infrastructure costs at the Project prior to the Commencement Date, if legally possible, but it shall not be a default of the Landlord hereunder if the Project is not so approved.

(d)                                 Landlord shall reasonably cooperate with Tenant at no cost and expense to Landlord in making application for other available forms of state financial assistance with respect to Tenant’s relocation to the Building.  The whole of any economic benefit from any such state financial assistance based solely on Tenant’s occupancy of the Premises shall inure solely to Tenant.  If legally required, Landlord or its affiliate shall join as applicant with Tenant for a Tax Increment Financing Agreement for the Project with the City of Boston, but all of the benefits from such agreement (and any obligations associated therewith) shall accrue solely to Tenant.

(e)                              To the extent any costs, expenses or benefits must be allocated among one or more buildings occupied by Tenant at Fan Pier under this Section 18.01 and equivalent provisions under other leases between Tenant and Landlord or its affiliates, such allocations shall be made based upon the square footage of the buildings, the qualified Tenant employees therein, or such other method as is reasonably determined by Landlord.

(f)                                Tenant intends to apply to the Massachusetts Economic Assistance Coordinating Council for designation of the Building as a Certified Project, as defined in 402 C.M.R. Section 2, and for approval of a Tax Increment Financing Agreement (a “TIFA”) with the City of Boston with respect to the Premises.  If Tenant actually so applies and the Certified Project Application, including a TIFA providing for an exemption percentage as would result in a projected total savings of approximately $12,000,000 commencing July 1, 2014 in the aggregate with all other TIFAs Tenant obtains at the Project applicable during such period from the real estate taxes that would otherwise be payable with respect to the Premises and the premises under the Building A Lease, in the aggregate, is not approved by the City of Boston on or before June 1, 2011, then Tenant at Tenant’s option by notice to the Landlord given no earlier than June 2, 2011 and no later than June 10, 2011 may, in conjunction with a simultaneous termination of all other Tenant leases at the Project, terminate this Lease by written notice to Landlord, effective as of the date of such notice (provided, however, that Landlord may render such termination notice null and void by, within thirty (30) days thereafter, irrevocably committing in writing to provide Tenant with an alternate economic benefit of equal or better value based on the standards set forth on Exhibit 18.01(f), attached).  If legally required, Landlord and any affiliate of Landlord, including Fan Pier Development LLC, shall join as applicant with Tenant for a TIFA with the City of Boston.

(g)                                 To the extent the Finish Work Allowance as increased by the I3 Amount and, if legally possible, the MIP Grant (collectively, the “Governmental Incentives”)  exceeds the Excess Costs, or any portion of the Governmental Incentives is received by Landlord after the Tenant has paid all of the Excess Costs such that Tenant would not otherwise receive the benefit of such Governmental Incentives, Landlord shall pay to Tenant such excess following the final reconciliation contemplated by Sections 11.02 and 11.06 of the Work Letter.

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

[BALANCE OF PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

Information redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been separately filed with the Commission.

IN WITNESS WHEREOF, the undersigned have caused this Lease to be executed as of the day and year first above written.

LANDLORD:

ELEVEN FAN PIER BOULEVARD LLC, a Delaware limited liability company
By:	Fan Pier Development LLC, a Delaware limited liability company, its Manager

By:		Cornerstone Real Estate Advisers LLC, a Delaware limited liability company, its Manager

By:	/s/ David J. Reilly
Name:		David J. Reilly
Title:		President/Chief Executive Officer

TENANT:

VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation

By:	/s/ Ian F. Smith
	Name:	Ian F. Smith
	Title:	Chief Financial Officer

By:	/s/ Matthew W. Emmens
	Name:	Matthew W. Emmens
	Title:	President & CEO